As filed with the Securities and Exchange Commission on November 8, 2010
Registration No. 333-167659

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LIFELOC TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Colorado	3826	84-1053680
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Vern D. Kornelsen
Lifeloc Technologies, Inc.	Lifeloc Technologies, Inc.
12441 West 49th Ave., Unit 4	12441 West 49th Ave., Unit 4
Wheat Ridge, Colorado 80033	Wheat Ridge, Colorado 80033
(303) 431-9500	(303) 431-9500
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone number,
including area code, of registrant’s principal executive	including area code, of agent for service)
offices)

Copies of communications to:

 Lester R. Woodward
Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202
Telephone: (303) 892-9400

Approximate date of distribution to the shareholders: Within 30 days after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit		Amount of Registration Fee
Warrants to purchase Common Stock	2,422,416	$	— (2)	$	— (2)
Common Stock, no par value, issuable upon exercise of the Warrants	2,422,416		$1.00 (3)		$$172.72

(1)   Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)   One warrant for each share of common stock will be issued to current shareholders. The warrants will be issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the warrants being offered hereby, since the warrants are being offered in the same registration statement as the securities to be offered pursuant thereto.

(3)   The price of $1.00 per share, which is the price at which the warrants may be exercised, is set forth solely for purposes of calculating the registration fee pursuant to Rule 457(g) of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not distribute these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion, dated November 8, 2010

PROSPECTUS

LIFELOC TECHNOLOGIES, INC.
WARRANTS TO PURCHASE UP TO 2,422,416 SHARES OF COMMON STOCK
TOGETHER WITH THE SHARES ISSUABLE UPON EXERCISE THEREOF

This prospectus relates to the distribution, at no charge, to holders of our common stock of warrants to purchase up to 2,422,416 shares of our common stock. Each warrant will be exercisable at an exercise price of $1.00 per share of common stock on or before May 3, 2020. This prospectus also relates to the common stock issuable upon exercise of the warrants. All costs associated with this registration will be borne by us.

No public market currently exists for our common stock or warrants. Upon effectiveness of the registration statement of which this prospectus is a part, we will attempt to cause our common stock and warrants to be traded on the OTC Bulletin Board (“OTCBB”) and/or the OTCQB marketplace operated by Pink OTC Markets Inc. (“OTCQB”). Our securities have not been publicly traded previously.

This is not an underwritten offering.

The warrants will be distributed for no consideration to existing shareholders, and must be exercised with the assistance of a registered broker-dealer of the warrant holder’s choice, who will be required to enter into a selling agent agreement with us. Each selling agent will be paid a commission of six percent (6%), to be borne by us. While each selling agent will be a statutory underwriter for purposes of Section 2(11) of the Securities Act, such selling agents are not underwriting the offering, have no obligation to purchase or procure purchases of the common stock or warrants offered by this prospectus and will have no obligation to resell the shares of common stock acquired upon exercise. We will subsequently disclose the identities of each selling agent by prospectus supplement pursuant to Sections 424(b) and 430C of the Securities Act.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD
EXERCISE WARRANTS ONLY IF YOU CAN AFFORD A COMPLETE LOSS.

SEE “RISK FACTORS” BEGINNING ON PAGE 3

You should rely only on the information provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2010.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
SUMMARY	1
RISK FACTORS	3
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	8
USE OF PROCEEDS	8
DETERMINATION OF EXERCISE PRICE	8
PLAN OF DISTRIBUTION	9
DESCRIPTION OF WARRANTS	9
DESCRIPTION OF COMMON STOCK	10
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES	11
INTERESTS OF NAMED EXPERTS AND COUNSEL	15
LEGAL MATTERS	15
EXPERTS	15
INFORMATION ABOUT THE COMPANY	15
DESCRIPTION OF PROPERTY	20
LEGAL PROCEEDINGS	20
MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	20
FINANCIAL STATEMENTS	21
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	22
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	26
BIOGRAPHIES OF EXECUTIVE OFFICERS AND DIRECTORS	26
EXECUTIVE COMPENSATION	27
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	30
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS	31
DIRECTOR INDEPENDENCE	31
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	31
CONSOLIDATED FINANCIAL STATEMENTS OF LIFELOC TECHNOLOGIES, INC.	F-1
PART II — INFORMATION NOT REQUIRED IN PROSPECTUS	II-1
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	II-1
INDEMNIFICATION OF DIRECTORS AND OFFICERS	II-1
RECENT SALES OF UNREGISTERED SECURITIES	II-2
EXHIBITS AND FINANCIAL STATEMENT SCHEDULES	II-2
UNDERTAKINGS	II-2
SIGNATURES	II-5

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus, including any information incorporated herein by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date on its front cover. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the front cover of such documents. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Except as otherwise indicated or where the context otherwise requires, the terms "Lifeloc," "we," "our," "ours," "us," and the “Company” as used in this prospectus refer to Lifeloc Technologies, Inc.

SUMMARY

The following information is a summary of the prospectus and it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the financial statements and the notes relating to the financial statements.

About Us

Lifeloc is a Wheat Ridge, Colorado–based  developer, manufacturer and marketer of portable hand-held breathalyzers and related supplies and education.  We design, produce and sell fuel-cell based breath alcohol testing equipment.  We compete in all major parts of the portable breath alcohol testing instrument market, including law enforcement, workplace, corrections, original equipment manufacturing (“OEM”) and consumer markets. In addition, we offer a line of supplies, accessories, services, and training to support customers’ alcohol testing programs. We sell globally through distributors and sales agents, as well as directly to users.

Designed for the law enforcement market, our Phoenix Classic is a microprocessor controlled portable breath alcohol instrument capable of accurately measuring the breath alcohol level of a subject and recording the test data.  The Phoenix Classic was completed and released for sale in 1998, superseding the original model PBA3000.  The Phoenix Classic is approved by the U.S. Department of Transportation (“DOT”) as an evidential roadside breath tester, which means that results of a breath test done with the Phoenix Classic during a traffic stop can be admitted as evidence in federal court and in the courts of states where such roadside test results can be admitted as evidence (as opposed to being admitted only to show probable cause).

In 2001, we completed and released for sale the FC Series, designed for the law enforcement and corrections markets.  The FC Series, also DOT approved, features multi-language capabilities and software that is adaptable to the specific requirements and regulations of domestic and international markets. The FC Series is currently sold worldwide.

In 2005 and 2006, we introduced two new models for the workplace market: the EV30 and Phoenix 6.0. Like their predecessor, the Phoenix Classic, these instruments are DOT approved.

We also sell breath alcohol equipment components that we manufacture to other original equipment manufacturers for inclusion as subassemblies or components in their breath alcohol testing devices.

In late 2009, Lifeloc released the LifeGuard Personal Breathalyzer,  a personal alcohol breath tester that incorporates the same fuel-cell technology used in our professional devices. LifeGuard is one of the first fuel-cell based personal breathalyzers available. Intended for the global consumer breathalyzer market, LifeGuard is sold direct to consumers in the U.S. and marketed through distributors worldwide.  Prior to sale in the U.S., all consumer breathalyzers, such as LifeGuard, are required by law to be tested and to receive 510(k) clearance from the Food and Drug Administration (“FDA”) as Class I medical devices, which means the device is substantially equivalent in performance and safety to other currently marketed consumer breathalyzers.  LifeGuard received this FDA clearance in 2009.

Lifeloc incorporated in Colorado in December 1983 and has been privately owned since that time.  Our fiscal year end is December 31.  Our principal executive offices are located at 12441 West 49th Avenue, Unit 4, Wheat Ridge, Colorado 80033-3338.  Our telephone number is (303) 431-9500.  Our websites are www.lifeloc.com and www.lifeguardbreathtester.com. Information contained on our websites does not constitute part of this prospectus.

The Offering

On May 3, 2010, our shareholders voted to approve a 1 for 2 reverse split of our common stock.  At that time, although shareholder approval is not required under our articles of incorporation to make a distribution of warrants, we also asked our shareholders to approve the distribution of one warrant for each share of common stock outstanding after the split, subject to a subsequent determination by the board of directors that such a distribution is advisable.  The warrants have not yet been issued. We anticipate issuing the warrants within 30 days after the registration statement of which this prospectus is a part has been declared effective by the Securities and Exchange Commission to all shareholders of record as of the date of declaration of such distribution.

Securities Offered:
Warrants to purchase up to 2,422,416 shares of our common stock, to be distributed solely to existing shareholders as of the date of declaration of such distribution, together with the shares of common stock issuable upon exercise of the warrants.

Offering Price:	The warrants will be issued as a distribution, for no cash consideration. The exercise price for the warrants will be $1.00 per share of common stock.

Plan of Distribution:
Within 30 days after the effective date of the registration statement of which this prospectus is a part, we will declare a distribution and issue the warrants and copies of this prospectus to all holders of our common stock who were holders as of the date of declaration of such distribution, for no cash consideration. The warrants may be exercised only with the assistance of registered or licensed brokers or dealers, who will be required to enter into a Selling Agency Agreement with us prior to exercise. We will bear all fees and expenses relating to the offering, including a six percent (6%) commission to be paid to broker-dealers in connection with exercise of the warrants.

Description of Warrants:
The warrants will be exercisable, subject to certain exceptions as described in this prospectus, upon the date of distribution until their expiration on May 3, 2020, at an exercise price of $1.00 per share.

Determination of Exercise Price:
The exercise price of the warrants was established arbitrarily by our Board of Directors, and does not bear any relationship to our book value, assets, operating results, financial condition or any other established criteria of value.

Use of Proceeds:
We will receive no proceeds from the issuance of the warrants. The proceeds received by us upon exercise of the warrants, net of fees and expenses incurred by us in connection with the offering, will be used for general corporate purposes.

Transferability of Warrants:
The warrants will be transferable following their issuance and through their expiration, subject to compliance with applicable law. Upon effectiveness of the registration statement of which this prospectus is a part, we will attempt to cause the warrants to be quoted on the OTCBB and/or the OTCQB.

Risk Factors:
Investing in our common stock involves a high degree of risk. All investors should carefully read the “Risk Factors” and all other information included in this prospectus and in the documents incorporated herein by reference in its entirety.

Fees and Expenses:	We will bear the fees and expenses relating to the offering, including the six percent (6%) fee associated with exercise of the warrants.

Common stock outstanding as of November 4, 2010:	2,422,416 shares.

Common stock outstanding after the offering:	4,844,832 shares, assuming the exercise of all warrants registered herein.

Market for the Securities:
Upon effectiveness of the registration statement of which this prospectus is a part, we will attempt to cause our common stock and warrants to be traded on the OTCBB and/or the OTCQB. There is currently no market for our securities.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information included in this prospectus. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected and you may lose some or all of your investment.

Risks Related to Our Business

The current worldwide economic downturn could have a negative impact on our business, operating results and financial condition.

If the economic downturn continues, our customers may delay, reduce or cancel their purchases of our products, particularly if they or their customers have reduced capital budgets or have difficulty obtaining credit, and this would reduce our revenues.  The economic downturn could also increase competition, which could have the effect of forcing us to reduce our prices.  We could incur losses if a customer’s business fails and is unable to pay us, or pay us on a timely basis. Likewise, if our suppliers have difficulty in obtaining credit or in operating their businesses, they may not be able to provide us with the materials we use to manufacture our products.  These actions could result in reduced revenues and higher operating costs, and have an adverse effect on our results of operations and financial condition.

We rely on customers who may not consistently purchase our products in the future and if we lose any one of these customers, our revenues may decline.

In the year ended December 31, 2009, we generated sales from over 2,500 customers, and are dependent on our customer base for repeat sales.  Over ten percent of our total sales are attributable to one customer, with whom we do not have a long-term contract.  If orders from that customer were to decline or cease entirely, our revenues would be adversely affected.  Furthermore, at December 31, 2009, our accounts receivable balance included approximately 15% from one customer.

In the future, a small number of customers may continue to represent a significant portion of our total revenues in any given period. These customers may not consistently purchase our products at a particular rate over any subsequent period.  A loss of any of these customers could adversely affect our revenues.

We rely heavily upon the talents of our Chief Executive Officer, the loss of whom could severely damage our business.

Our performance depends to a large extent on a small number of key managerial personnel. In particular, we believe our success is highly dependent upon the services and reputation of our Chief Executive Officer, Mr. Barry R. Knott.  Loss of Mr. Knott’s services could severely damage our business.

We must continue to be able to attract employees with the scientific and technical skills that our business requires, and if we are unable to attract and retain such individuals, our business could be severely damaged.

Our ability to attract employees with a high degree of scientific and technical talent is crucial to the success of our business. There is intense competition for the services of such persons, and we cannot guarantee that we will continue to be able to attract and retain individuals possessing the necessary qualifications.  If we cannot attract such individuals, we may not be able to keep our products current, bring new innovation to market or produce our products. As a result, our business could be damaged.

We are subject to a high degree of regulatory oversight and, if we do not continue to receive the necessary regulatory approvals, our revenues may decline.

The FDA and the Department of Transportation have cleared us to market the alcohol monitoring products we currently sell in the United States.  However, further FDA or DOT approval will be required before we can domestically market additional alcohol monitoring products that we may develop in the future.  We may also seek to sell current or future medical or drug-related products that require us to obtain FDA or DOT clearance to market such products.  We may also be required to obtain regulatory approvals or licenses from other federal, state or local agencies or comparable agencies in other countries.

We may not continue to receive FDA or DOT clearance to market our current products or we may not obtain the necessary regulatory clearance, approvals or licenses for the marketing of any of our future products.  Also, we cannot predict the impact on our business of FDA or DOT regulations or determinations arising from future legislation or administrative action.  If we lose FDA or DOT permission to market our current products or we do not obtain regulatory permission to market our future products, our revenues may decline and our business may be harmed.

Our business in the domestic law enforcement area is susceptible to changes in state policies and DUI laws.

Portable breath testers (“PBTs”) are not used to the same degree in each state. Usage is determined by a complex combination of individual state DUI laws, historical practice, and individual state directions for alcohol testing. Some states, like New Hampshire, do not accept breath alcohol testing as evidence. Other states may prefer different breath alcohol testing technology, such as infrared. Lifeloc cannot control the direction or timing of changes to individual state DUI laws, public and political sentiment toward the use of PBTs, or individual state preferences for a specific breath alcohol testing technology. These factors may threaten current state contracts and future state contracts and our revenues may decline, harming our business.

Our business relies on state contracts, governed by state contracting polices that are beyond our control.

Many state purchases of PBTs are governed by state contracts with competitive price bids, multiple year terms and without guarantees of purchases. Other states prefer to share PBT usage across several vendors, also without guarantees of volume. These state practices limit Lifeloc’s ability to retain current business, forecast volumes and win new business. Furthermore, a significant amount of our law enforcement business is concentrated in five states (California, Michigan, Idaho, Colorado, and Nevada). Loss of this business, or delays or cancellations in purchasing by these states, could seriously impact our law enforcement business.

We are reliant on our sales representative group for access to the channels of distribution.

Lifeloc uses sales representatives to market and sell to the law enforcement markets in an 11-state region, consisting of Washington, Oregon, California, Nevada, Wyoming, Utah, Colorado, Arizona, New Mexico, Alaska, and Hawaii. Our sales representatives also represent other companies’  law enforcement products. The cancellation of the agreement with our sales representative group, or shift in its focus to products made by companies other than Lifeloc, could negatively impact our current and future sales in these states. Currently, Lifeloc is not well known or well represented in other states outside of those in which we currently have state contracts or are represented by sales representatives. New business development in states where we have no significant installed base, sales representation or current business is uncertain.

Third parties may infringe on our patents, and as a result, we could incur significant expense in protecting our patents or not have sufficient resources to protect them.

We hold several patents that are important to our business. Although we are not currently aware of any past or present infringements of our patents, we plan to protect these patents from infringement and obtain additional patents whenever feasible. To this end, we have obtained confidentiality agreements from our employees and consultants and others who have access to the design of our products and other proprietary information.  Protecting and obtaining patents, however, is both time consuming and expensive. We therefore may not have the resources necessary to assert all potential patent infringement claims or pursue all patents that might be available to us.  If our competitors or other third parties infringe on our patents, our business may be harmed.

Third parties may claim that we have infringed on their patents and as a result, we could be prohibited from using all or part of any technology used in our products.

Should third parties claim a proprietary right to all or part of any technology that we use in our products, such a claim, regardless of its merit, could involve us in costly litigation.  If successful, such a claim could also result in us being unable to freely use the technology that was the subject of the claim, or sell products embodying such technology.  If we engage in litigation, our expenses may increase and our business may be harmed.  If we are prohibited from using a particular technology in our products, our revenues may decline and our business may be harmed.

We depend on the availability of certain key supplies and services that are available from only a few sources, and if we experience difficulty with a supplier, we may have difficulty finding alternative sources of supply.

We require certain key supplies for our products, particularly fuel cells, that are available from only a few sources.  Based upon our ordering experience to date, we believe the materials and services required for the production of our products are currently available in sufficient quantities. However, this does not mean that we will continue to have timely access to adequate supplies of essential materials and services in the future or that supplies of these materials and services will be available on satisfactory terms when the need arises. Our business could be severely damaged if we become unable to procure essential materials and services in adequate quantities and at acceptable prices.

From time to time, subcontractors may produce certain of our products for us, and our business is subject to the risk that these subcontractors fail to make timely delivery.  Our products and services are also from time to time used as components of the products and services of other manufacturers. We are therefore subject to the risk that manufacturers that integrate our products or services into their own products or services are unable to acquire essential supplies and services from third parties in a timely fashion.  If this occurs, we may not be able to deliver our products on a timely basis and our revenues may decline.

Our customers may claim that the products we sold them were defective, and if our insurance is not sufficient to cover a claim, we would be liable for the excess.

Like any manufacturer, we are and always have been exposed to liability claims resulting from the use of our products.  We maintain product liability insurance to cover us in the event of liability claims, and as of November 4, 2010, no such claims have been asserted or threatened against us.  However, our insurance may not be sufficient to cover all possible future product liabilities.

We could be liable if our business operations harmed the environment, and a failure to maintain compliance with environmental laws could severely damage our business.

Our operations are subject to a variety of federal, state and local laws and regulations relating to the protection of the environment.  From time to time, we use hazardous materials in our operations.  Although we believe that we are in material compliance with all applicable environmental laws and regulations, our business could be severely damaged by any failure to maintain such compliance.

Our quarterly financial results vary quarter to quarter, which may adversely affect our stock price. We cannot predict with any certainty our operating results in any particular fiscal quarter.

Our quarterly operating results may vary significantly depending upon factors such as:

•	the timing of completion of significant orders;
•	the timing and amount of our research and development expenditures;
•	the costs of initial production in connection with new products;
•	the availability, quality and cost of key components that go into the assembly of our products;
•	the timing of new product introductions — both by us and by our competitors;
•	changes in the regulatory environment and regulations under which we operate;
•	the loss of a major customer;
•	the timing and level of market acceptance of new products or enhanced versions of our existing products;
•	our ability to retain existing employees, customers and our customers’ continued demand for our products and services;
•	our customers’ inventory levels, and levels of demand for our customers’ products and services; and
•	competitive pricing pressures.

We may not be able to grow or sustain revenues or achieve or maintain profitability on a quarterly or annual basis, and levels of revenue and/or profitability may vary from one such period to another.

We have a number of large, well-financed competitors who have research and marketing capabilities that are superior to ours.

The industry in which we compete is highly competitive. Many of our existing and potential competitors have greater financial resources and manufacturing capabilities, more established and larger marketing and sales organizations and larger technical staffs than we have.  Other companies, some with greater experience in the alcohol monitoring industry, produce products and services that compete with our products and services. If any of our competitors are successful in developing products that are superior to our products, or competing products that sell for lower prices, this may cause a reduction in the demand for our products and a reduction in our revenue and our profits.

Our products rely on technology that may become outdated or out of favor.

All of Lifeloc’s products use fuel cell technology for the measurement of breath alcohol results. This technology has been developed and refined over many years by Lifeloc and our major competitors. While we expect it to remain as the dominant technology in breath testing devices, other technologies for the measurement of breath alcohol exist and are employed in other market and application segments where the technology is more suitable or developed to the specific requirements. It is possible that future development of these technologies could pose a risk to Lifeloc’s business. See “Information About the Company – Competition and Markets” for more information about these other technologies.

Risks Related to Our Stock

There is no relationship between the exercise price of the warrants and any other established criteria of value.

The exercise price of the warrants was established arbitrarily by our Board of Directors, and does not bear any relationship to our book value, assets, operating results, financial condition or any other established criteria of value. There is no market for our common stock, and there can be no assurance as to the trading price of our common stock.

All exercises of our warrants must be accomplished with the assistance of broker-dealers, who will have to sign a selling agent agreement prior to exercise.

All warrants must be exercised with the assistance of a broker-dealer, subsequent to execution by the broker-dealer of a selling agent agreement with us.  The agreement will provide for indemnification of the broker-dealer by the Company for certain liabilities, including liabilities under the Securities Act, and it will also provide for a 6% sales commission which will be payable by us from the exercise price of $1.00 per share. Exercise of the warrants may be delayed or even made impossible if holders of the warrants are unable to find a broker-dealer through whom to exercise their warrants or if their broker-dealer is unwilling to execute a selling agent agreement.

Some shareholders may be deemed to be “underwriters” within the meaning of the Securities Act.

To the extent required by the Securities Act, warrant holders who exercise their warrants and thereafter sell the underlying shares of common stock may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, and any profit from the sale of such shares by such warrant holders may be deemed to be underwriting discounts under the Securities Act. In addition, such warrant holders may be subject to provisions of the Exchange Act applicable to underwriters, including, without limitation, to the extent applicable, Regulation M of the Exchange Act and Rule 144 of the Securities Act, both of which may limit the timing of their purchases and sales of our common stock. Finally, a warrant holder who is deemed to be an “underwriter” under the Securities Act will be subject to the prospectus delivery requirements under the Securities Act and may be liable for the accuracy of the statements made in this prospectus, including any amendments, prospectus supplements, or documents incorporated by reference herein.

All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in sales or market-making activities with respect to the shares of common stock. All investors should consult with their own legal advisors to determine whether they are at risk of being deemed to be underwriters.

Our warrants may not be exercisable at certain times.

No warrants will be exercisable unless at the time of exercise a prospectus relating to the issuance of our common stock upon exercise of the warrants is current.  We plan to use our commercially reasonable efforts to maintain the effectiveness of a registration statement covering such shares and maintain a current prospectus relating to common stock issuable upon exercise of the warrants until their expiration.  However, no assurances can be provided that we will be able to do so, and if the condition is not met, holders will be unable to exercise their warrants and we will not be required to settle in cash any such warrant exercise during the period in which there is no registration statement effective, in which case the warrants may have no value, and the warrants may expire worthless. In addition, this may limit trading in the warrants.

Shares of our common stock lack a significant trading market.

Shares of our common stock are not yet eligible for trading on any national securities exchange. Our common stock may be quoted in the over-the-counter market on the OTC Bulletin Board or in what are commonly referred to as “pink sheets.” These markets are highly illiquid. There is no assurance that an active trading market in our common stock will develop, or if such a market develops, that it will be sustained. In addition, there is a greater chance for market volatility for securities quoted on the OTC Bulletin Board as compared with securities traded on a national exchange. This volatility may be caused by a variety of factors, including the lack of readily available quotations, the absence of consistent administrative supervision of “bid” and “ask” quotations and generally lower trading volume. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, or to obtain coverage for significant news events concerning us, and the common stock could become substantially less attractive for margin loans, for investment by financial institutions, as collateral for borrowing, as consideration in future capital raising transactions or for other purposes.

Trading in our common stock and warrants will be limited, and the prices of our common stock and warrants may be subject to substantial volatility.

After the effective date of the registration statement of which this prospectus is a part, we will attempt to cause our warrants and common stock to be traded on the OTCBB and/or the OTCQB. However, in order to be traded on the OTCBB and/or the OTCQB, at least one broker-dealer must be willing to act as a “market-maker,” and this may not occur immediately or at all. In addition, broker-dealers often decline to trade in over-the-counter stocks as the market for such securities is often limited, the stocks are more volatile and the risk to investors is greater. Finally, the 2,422,011 shares of common stock that are currently outstanding are restricted securities and will not be eligible for transfer on either the OTCBB or OTCQB until their restrictive legends have been removed, which cannot occur with respect to the shares held by non-affiliates for at least 90 days after the offering. Securities held by affiliates will not be eligible for trading, or will be available on a limited basis. These factors may reduce the potential market for our warrants or common stock by reducing the number of potential investors. This may make it more difficult for investors in our warrants or common stock to sell warrants or shares to third parties or to otherwise dispose of their warrants or shares.  This could cause the price of our securities to decline or not trade at all.

Additionally, the price of our securities may be volatile as a result of a number of factors, including, but not limited to, the following:

•	our ability to successfully conceive and to develop new products and services to enhance the performance characteristics and methods of manufacture of existing products;
•	our ability to retain existing customers and customers’ continued demand for our products and services;
•	the timing of our research and development expenditures and of new product introductions;
•	the timing and level of acceptance of new products or enhanced versions of our existing products; and
•	price and volume fluctuations in the stock market at large which do not relate to our operating performance.

Our principal stockholder has significant voting power and may take actions that may not be in the best interests of other stockholders.

Vern D. Kornelsen, Chairman of the Board of Directors, secretary, and Chief Financial Officer, beneficially owned approximately 78% of our outstanding common stock as of November 4, 2010. Through this ownership, Mr. Kornelsen is able to control the composition of our board of directors and direct our management and policies. Accordingly, Mr. Kornelsen has the direct or indirect power to:

•	elect all of our directors and thereby control our policies and operations;
•	amend our bylaws and some provisions of our certificate of incorporation; and
•	prevent mergers, consolidations, sales of all or substantially all our assets or other extraordinary transactions.

        Mr. Kornelsen's significant ownership interest could adversely affect investors' perceptions of our corporate governance. In addition, Mr. Kornelsen may have an interest in pursuing acquisitions, divestitures and other transactions that involve risks to us and you. For example, Mr. Kornelsen could cause us to make acquisitions that increase our indebtedness or to sell revenue generating assets. Mr. Kornelsen may from time to time acquire and hold interests in businesses that compete directly or indirectly with us.

“Penny stock” rules may make buying or selling our securities difficult, which may make our stock and warrants less liquid and make it harder for investors to buy and sell our securities.

Trading in our securities is subject to the SEC’s “penny stock” rules and it is anticipated that trading in our securities will continue to be subject to the penny stock rules for the foreseeable future.  The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions.  These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction.  Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market.  In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer.  The additional burdens imposed upon broker-dealers by these requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

Blue Sky considerations may limit sales in certain states.

The holders of our securities and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our securities. Accordingly, even if we are successful in having our securities available for trading on the OTCBB and/or the OTCQB, investors should consider any secondary market for our securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. There is no guarantee that we will be able to secure a listing containing all of this information or how long it might take to secure such a listing. Until a listing is published, trading in our securities will be subject to significant state law restrictions. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports. While many states expressly recognize these manuals, a smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals, making applicability of the manual exemption uncertain in those states. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin. While we may, in our discretion, cause our securities to be registered under the state securities laws of these or other states, there is no guarantee that we will do so.

We may issue shares in the future, diluting your interest in us.

An additional 44,000 shares of our common stock are reserved for issuance under our 2002 Stock Option Plan as of November 4, 2010.  Moreover, we expect to issue additional shares and options to purchase shares of our common stock to compensate employees, consultants and directors, and we may issue additional shares to raise capital.  Any such issuances will have the effect of further diluting the interest of the holders of our securities.

Stockholders should not anticipate receiving cash dividends on our stock.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties.  You should not place undue reliance on these forward-looking statements.  Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in the “Risk Factors.” Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

USE OF PROCEEDS

We cannot predict when or if the warrants registered by the registration statement of which this prospectus is a part will be exercised.  It is possible that the warrants may expire and may never be exercised.  If we receive proceeds from the exercise of the warrants, we intend to use the proceeds for general corporate purposes. Net of the six percent (6%) broker-dealer fee, proceeds to us will be $0.94 per share, or $2,277,071 in the aggregate (if all warrants are exercised), less the expense of the offering, estimated to be approximately $80,000. We will not receive proceeds from the issuance of the warrants.

DETERMINATION OF EXERCISE PRICE

Since our common stock is not listed or quoted on any exchange or quotation system, the  exercise price for the  warrants was arbitrarily determined and does not necessarily bear any relationship to our book value, assets, operating results, financial condition or any other established criteria of value.

PLAN OF DISTRIBUTION

Within 30 days after the effective date of the registration statement of which this prospectus is a part, we will distribute the warrants and copies of this prospectus to the holders of our common stock. The distribution of warrants will be made share for share to all shareholders of record as of the date of declaration of such distribution, for no cash consideration.

The warrants will be issued as a non-cash distribution to existing shareholders, and must be exercised with the assistance of a registered broker-dealer of the warrant holder’s choice. Such broker-dealers are not underwriting or placing any of the warrants or the shares of our common stock issued in this offering and do not make any recommendation with respect to such warrants (including with respect to the exercise or expiration of such warrants) or shares, but are deemed statutory underwriters for purposes of Section 4(1) of the Securities Act. We will pay each such broker-dealer a commission of six percent (6%) on each warrant for which that broker-dealer facilitates the exercise pursuant to a selling agent agreement attached as an exhibit to the registration statement of which this prospectus is a part (the “Selling Agent Agreement”). Each broker-dealer through whom warrant holders choose to exercise their warrants must enter into a Selling Agent Agreement with us. We will update this prospectus through a prospectus supplement or post-effective amendment listing each broker-dealer who executes a Selling Agent Agreement, and we will not permit the exercise of any warrants until a Selling Agent Agreement has been entered into and a prospectus supplement or post-effective amendment has been filed. The broker-dealers’ participation in this offering will be limited to facilitating the transaction between us and the warrant holders through which we will, upon exercise of the warrants, issue shares of our common stock, and will be subject to customary conditions contained in the Selling Agent Agreement. The material terms of the Selling Agent Agreement are as follows: We will indemnify the selling agents and their respective affiliates against certain liabilities arising under the Securities Act of 1933, and will bear all fees and expenses relating to the offering, including the six-percent (6%) commission. The selling agent will act on our behalf in connection with the exercise of the warrants, and will use its best efforts to advise and assist us in facilitating the exercise of the warrants for shares of common stock. The term of the Selling Agent Agreement will commence on the date of its execution by both parties and will terminate on the earlier of the date on which all warrants described therein have been fully exercised or have expired. The Selling Agent Agreement can be terminated at any time by either party upon 3 days’ written notice.

The board of directors has determined that requiring that the warrants be exercised through a broker-dealer is in the best interest of both the Company and the shareholders and warrant holders.  The Company, the shareholders and the warrant holders benefit from our securities being as liquid as possible. Thus, it is in the best interest of both to incentivize broker-dealers to become knowledgeable about us and take an interest in our securities, which could lead them to choose to make a market in those securities once their participation as selling agents has ceased. The board of directors believes that a guaranteed commission of six percent (6%) will provide such an incentive, thus facilitating the creation of a market in our securities. Such a market will, in turn, lead to increased liquidity for shareholders, a more robust market for our stock, a price more closely reflective of our performance, and an increased ability for us to raise additional capital in the future through the issuance of stock.

To the extent required by the Securities Act, warrant holders who exercise their warrants and thereafter sell the underlying shares of common stock may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, and any profit from the sale of such shares by such warrant holders may be deemed to be underwriting discounts under the Securities Act. In addition, such warrant holders may be subject to provisions of the Exchange Act applicable to underwriters, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of their purchases and sales of any of the shares of common stock.

Other than as described in this prospectus, we do not know of any existing agreements between any shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the warrants or underlying common stock.

Upon effectiveness of the registration statement of which this prospectus is a part, we will attempt to cause our common stock and warrants to be traded on the OTCBB and/or the OTCQB. Our securities have not previously been publicly traded.

DESCRIPTION OF WARRANTS

Within 30 days after this filing has been declared effective by the Securities and Exchange Commission, we will distribute, at no charge, to holders of our common stock, warrants to purchase up to 2,422,416 shares of our common stock on a one warrant per share basis. There are no warrants presently outstanding.

The warrants will be separately transferable following their issuance and through May 3, 2020, and will expire thereafter. Each warrant will entitle the holder to purchase one share of Lifeloc common stock at a price of $1.00 per share, subject to adjustment as discussed below, commencing upon issuance and at any time through May 3, 2020. Upon effectiveness of the registration statement of which this prospectus is a part, we will attempt to cause the warrants to be listed on the OTCBB and OTCQB.

Certificates for all warrants will be mailed as soon as practicable after the effective date of the registration statement of which this prospectus is a part.

The exercise price of the warrants and the number of shares of common stock issuable upon exercise of the warrants are subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the common stock. However, we are not obligated to adjust the exercise price or number of shares of our common stock issuable upon exercise in the event of issuances of our common stock, or equity equivalents, at a price below the warrant exercise price. Upon a merger, consolidation, sale of substantially all of our assets, or other similar transaction, the warrants will automatically expire unless exercised prior to the closing of the transaction. Upon such exercise, the holders of the common stock issued upon exercise of the warrants will participate on the same basis as the other holders of common stock.

The warrants will be issued in registered form under a warrant agreement between Corporate Stock Transfer, Inc., as warrant agent, and us, substantially in the form attached as an exhibit to the registration statement of which this prospectus is a part. All warrants must be exercised with the assistance of a broker-dealer registered pursuant to Section 15(b) of the Exchange Act. We will pay a commission equal to six percent (6%) of the aggregate exercise price to all such broker-dealers. To exercise a warrant, the warrant holder, through a broker-dealer, must present the warrant, the exercise price and such other documents as provided in the warrant agreement to us at our principal office. If we determine that the warrants are validly exercisable when presented, we will issue to the warrant holder the appropriate shares of common stock. If we determine that the warrants are not validly exercisable when presented, we will so notify the warrant holder and will take reasonable action to remove any existing impediments to legal exercise of the warrants. In no event will any warrants be settled on a net cash basis. You should review a copy of the warrant agreement included as Exhibit 4.2 to the registration statement of which this prospectus is a part for a complete description of the terms and conditions applicable to the warrants.

No warrants will be exercisable unless at the time of exercise a prospectus relating to the issuance of our common stock upon exercise of the warrants is current and the issuance has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. The terms of the warrant agreement require us to use our commercially reasonable efforts to effectuate and maintain the effectiveness of a registration statement covering such shares and maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, no assurances can be provided that we will be able to do so, and if the condition is not met, holders will be unable to exercise their warrants and we will not be required to cash settle any such warrant exercise during the period in which there is no registration statement effective. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if our common stock is not registered, qualified or exempt from registration or qualification in the jurisdictions in which the holders of the warrants reside, we would not be required to net cash settle or cash settle the warrant exercise despite the fact that no current prospectus is available. If common stock is issued upon exercise of a warrant pursuant to an exemption from registration, such common stock may be restricted and may bear a legend describing the applicable restrictions to transferability.  Accordingly, the warrants may have no value and the market for the warrants may be limited during any such period, and the warrants may expire worthless.

If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will not issue fractions of a share.  If we do not issue fractions of a share, we will pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined.

DESCRIPTION OF COMMON STOCK

The following description of our capital stock and provisions of our Articles of Incorporation and By-laws, each as amended, is only a summary. You should also refer to our Articles of Incorporation and our By-laws, copies of which are included as exhibits to the registration statement of which this prospectus is a part and are hereby incorporated by reference.  Our authorized capital stock consists of 50,000,000 shares of common stock, no par value per share.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders.  Holders of our common stock have no rights under our Articles of Incorporation or our By-laws regarding dividends unless and until dividends are declared by the board of directors, nor do they have any rights under our Articles of Incorporation or our By-laws regarding preemptive rights.  The outstanding shares of common stock are fully paid and non-assessable.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences of the issuance and ownership to U.S. holders and non-U.S. holders (each defined below) of warrants to purchase our common stock.

For purposes of this discussion, a U.S. holder is a beneficial owner of our common stock or warrants that is:

•	an individual who is a citizen or resident of the United States;
•
a Corporation (or other entity taxed as a Corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has in effect a valid election to be treated as a U.S. person.

For purposes of this discussion, a non-U.S. holder is a beneficial owner of our common stock or warrants that is not a U.S. holder.

This section is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current and proposed Treasury Regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. No ruling has been sought from the U.S. Internal Revenue Service (the “IRS”) as to the U.S. federal income tax consequences of the transactions described herein. Furthermore, this summary is not binding on the IRS, and the IRS is not precluded from adopting a contrary position.

This section does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each holder of our common stock or warrants. This section does not address all aspects of U.S. federal income taxation that may be relevant to any particular investor based on such investor’s individual circumstances. In particular, this section considers only U.S. holders and non-U.S. holders that hold our common stock or warrants as capital assets (and will hold any of our common stock or warrants as capital assets) and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to investors that are subject to special treatment, including:

•	broker-dealers;
•	insurance companies;
•	taxpayers who have elected mark-to-market accounting;
•	tax-exempt organizations;
•	regulated investment companies;
•	real estate investment trusts;
•	financial institutions or “financial services entities;”
•	taxpayers who hold our common stock or warrants to acquire our common stock as part of a straddle, hedge, conversion transaction or other integrated transaction;
•	holders that acquired their common stock or warrants to acquire our common stock through the exercise of employee stock options or other compensation arrangements;
•	controlled foreign Corporations;
•	passive foreign investment companies;
•	certain expatriates or former long-term residents of the United States; and
•	U.S. holders whose functional currency is not the U.S. dollar.

The following does not address any aspect of U.S. federal gift or estate tax laws, or state, local or non-U.S. tax laws. In addition, the section does not consider the tax treatment of entities taxable as partnerships for U.S. federal income tax purposes or other pass-through entities or persons who hold our common stock or warrants (or will hold our common stock or warrants) through such entities. Prospective investors are urged to consult their tax advisors regarding the specific tax consequences to them of the transactions and the ownership or disposition of shares of our common stock or warrants in light of their particular circumstances.

Tax Consequences of the Issuance of Warrants

U.S. Holders

The distribution of the warrants will be a non-taxable distribution to U.S. holders under Section 305(a) of the Code.

Tax Basis and Holding Period of the Warrants

A U.S. holder’s tax basis in the warrants will depend on the fair market value of the warrants and the fair market value of our common stock at the time of the distribution.

Since, we believe that the total fair market value of the warrants being distributed in this offering to holders of our common stock represents 15% or more of the total fair market value of our common stock at the time of the distribution, a holder must allocate its basis in the original shares of common stock (with respect to which the warrants were distributed) between such stock and the warrants received by such holder, but only if the warrants are sold or exercised. This allocation must be made in proportion to the fair market value of the common stock and the fair market value of the warrants as of the date of distribution. Since there is currently no active market in either the warrants or our common stock, it is impossible to determine the fair market value of either with certainty. However, a single arm’s-length sale of our common stock took place in May 2010 at a price of $0.64 per share. Applying the Black Scholes formula using a stock price of $0.64 per share, the exercise price of $1.00 per share, the term of 10 years, an estimated volatility of 37%, a dividend rate of $0, and a bond equivalent yield of 2.63%, we have estimated the value of the warrants at approximately $0.25 per share for purposes of calculating Shareholders’ Equity (see Note 4 to the Condensed Financial Statements (Unaudited) as of September 30, 2010). We make no representations regarding the applicability of these estimates for any purpose other than the calculation of Shareholders’ Equity. Holders should not rely on these estimates, but should consult their own legal and financial advisors to determine the tax treatment appropriate to their individual circumstances.

The holding period for the warrants received by a U.S. holder on account of common stock in the rights offering will include the holder’s holding period for the common stock with respect to which the warrants were received.

Non-U.S. Holders

The distribution of the warrants will be a non-taxable distribution to non-U.S. holders under Section 305(a) of the Code.  Although we could withhold from any such distributions made to non-U.S. holders, we expect to elect to not withhold any amounts pursuant to applicable Treasury Regulations.

Tax Basis and Holding Period of the Warrants

The U.S. federal income tax determination of a non-U.S. holder’s tax basis and holding period of warrants will correspond to the U.S. federal income tax determination of tax basis and holding period for a U.S. holder, as described under “U.S. Holders — Tax Basis and Holding Period of the Warrants” above.

Tax Consequences of Owning Our Common Stock and Warrants

U.S. Holders

Exercise or Lapse of a Warrant

A U.S. holder will not recognize gain or loss upon the exercise of a warrant. Common stock acquired pursuant to the exercise of such a warrant will have a tax basis equal to the U.S. holder’s tax basis in the warrant increased by the exercise price paid to exercise the warrant. The holding period of such common stock will begin on the date of exercise of the warrant (or possibly the day following the date of exercise).

If, prior to a sale or exercise of a warrant held by a U.S. holder, such holder disposes of the share of common stock with respect to which the distribution of the warrant was made, the tax consequences are uncertain and investors should consult their tax advisors regarding the allocation of basis between the common stock and the warrant.  If basis is allocated to such a warrant and the warrant ultimately lapses unexercised, the holder will recognize a loss.

U.S. holders who exercise warrants before or after disposing of the shares of common stock with respect to which the warrants were received should consult their tax advisors regarding the potential application of the “wash sale” rules under Section 1091 of the Code.

Dividends and Other Distributions on Our Common Stock

Distributions on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current or accumulated earnings and profits, the excess will be treated first as a tax-free return of capital and will reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock, and any remaining excess will be treated as capital gain from a sale or exchange of our common stock, subject to the tax treatment described below in “Gain on Disposition of Common Stock.”

Dividends received by a Corporate U.S. holder will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends received by a non-Corporate U.S. holder will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to capital gains for tax years beginning on or before December 31, 2010, after which the rate applicable to dividends is currently scheduled to return to the tax rate generally applicable to ordinary income.

Gain on Disposition of Common Stock

Upon the sale, exchange or other disposition of our common stock, a U.S. holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale, exchange or other disposition of our common stock and the U.S. holder’s adjusted basis in such stock. Such gain or loss will be capital gain or loss and will be long term capital gain or loss if the U.S. holder’s holding period for the shares exceeds one year. Long term capital gains of non-Corporate U.S. holders are currently subject to a reduced maximum tax rate of 15% for tax years beginning on or before December 31, 2010. After December 31, 2010, the maximum capital gains rate is scheduled to increase to 20%. The deductibility of capital losses is subject to limitations.

Surtax on Unearned Income

For tax years beginning after December 31, 2012, a 3.8% surtax called the Unearned Income Medicare Contribution, would be placed on net investment income of a taxpayer earning over $200,000 ($250,000 for a joint return). Net investment income would be interest, dividends, royalties, rents, gross income from a trade or business involving passive activities, and net gain from disposition of property (other than property held in a trade or business). Net investment income would be reduced by properly allocable deductions to such income.

Non-U.S. Holders

Exercise or Lapse of a Warrant

The U.S. federal income tax treatment of a non-U.S. holder’s exercise or lapse of a warrant will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “U.S. Holders — Exercise or Lapse of a Warrant” above. However, capital loss recognized by a non-U.S. holder on lapse of a warrant will be taken into account for U.S. income tax purposes only in the circumstances described under “— Gain on Disposition of Common Stock or Warrants.”

Dividends and Other Distributions on Our Common Stock

Any distributions made to a non-U.S. holder of shares of our common stock, to the extent paid out of current or accumulated earnings and profits of the Company (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, such dividends will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Any distribution not constituting a dividend will be treated first as a tax-free return of capital and will reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in its shares of our common stock and any remaining excess will be treated as gain realized from the sale or other disposition of the common stock, as described under “— Gain on Disposition of Common Stock or Warrants” below.

Dividends paid to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States generally will not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax at the same graduated individual or corporate rates applicable to U.S. holders. If the non-U.S. holder is a Corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate for dividends will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a “United States person” as defined under the Code and is eligible for treaty benefits or (b) if the common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations.

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock or Warrants

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, exchange or other disposition of our common stock or warrants (including redemption of such warrants) unless:

• the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States;

• the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

• the Company is or has been a “United States real property holding Corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock or warrants.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gain described in the first bullet point above of a non-U.S. holder that is a foreign Corporation may also be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Gain described in the second bullet point above (which may be offset by U.S. source capital losses) will be subject to a flat 30% U.S. federal income tax.

With respect to the third bullet point above, we believe that the Company will not be a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Back-up Withholding

A U.S. holder may be subject to information reporting requirements with respect to dividends paid on our common stock, and on the proceeds from the sale, exchange or disposition of our common stock or warrants. In addition, a U.S. holder may be subject to back-up withholding (currently at 28%) on dividends paid on our common stock, and on the proceeds from the sale, exchange or other disposition of our common stock or warrants, unless the U.S. holder provides certain identifying information, such as a duly executed IRS Form W-9 or appropriate W-8, or otherwise establishes an exemption. Back-up withholding is not an additional tax and the amount of any back-up withholding will be allowable as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. In general, a non-U.S. holder will not be subject to information reporting and backup withholding. However, a non-U.S. holder may be required to establish an exemption from information reporting and backup withholding by certifying the non-U.S. holder’s non-U.S. status on Form W-8BEN. Holders are urged to consult their own tax advisors regarding the application of the information reporting and back-up withholding rules to them.

Recently-Enacted U.S. Federal Tax Legislation

On March 18, 2010, President Obama signed the “Hiring Incentives to Restore Employment (HIRE) Act,” or the HIRE Act. The HIRE Act includes a revised version of a bill introduced in late October 2009 in both the House and the Senate, the “Foreign Account Tax Compliance Act of 2009” or the FATCA Bill.

Under the HIRE Act, foreign financial institutions (which include hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles regardless of their size) must comply with new information reporting rules with respect to their U.S. account holders and investors (which would include certain equity and debt holders of such institutions, as well as certain account holders that are foreign entities with U.S. owners) or confront a new withholding tax on U.S. source payments made to them with respect to stock that is not outstanding as of March 18, 2012 (such as our common stock issued upon the exercise of a warrant after March 18, 2012). A foreign financial institution or other foreign entity that does not comply with the HIRE Act’s reporting requirements generally will be subject to a new 30% withholding tax with respect to any “withholdable payments” made after December 31, 2012. For this purpose, withholdable payments are U.S. source payments otherwise subject to withholding tax (including dividends paid on our common stock) and also include the entire gross proceeds from the sale of any equity or debt instruments of U.S. issuers (including the gross proceeds from the disposition of our common stock or the warrants issued with respect thereto). The new HIRE Act’s withholding tax will apply regardless of whether the payment would otherwise be exempt from withholding tax. The Treasury Department is authorized to provide rules for implementing the HIRE Act’s withholding regime with the existing withholding tax rules. The HIRE Act also imposes new information reporting requirements and increases related penalties for U.S. persons.

Absent any applicable exception, this legislation also generally will impose a withholding tax of 30% on dividend income from our common stock paid to a foreign entity that is not a foreign financial institution unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any “United States persons” who directly or indirectly own more than 10% of the entity.

As noted above, the new HIRE Act’s withholding and information reporting requirements generally will apply to withholdable payments made after December 31, 2012. Investors are urged to consult with their tax advisors regarding these new provisions.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the warrants or common stock was employed for such purpose on a contingency basis, or had, or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us or any of our subsidiaries, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

LEGAL MATTERS

The legality of the securities offered and certain other legal matters will be passed upon for us by Davis Graham & Stubbs LLP, Denver, Colorado.

EXPERTS

Our audited consolidated financial statements as of and for the years ended December 31, 2008 and December 31, 2009, have been included herein in reliance upon the report of Eide Bailly LLP, an independent registered public accounting firm, included elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

INFORMATION ABOUT THE COMPANY

Alcohol abuse exacts a large human and economic toll on societies around the world.  Our products are utilized where alcohol use or abuse must be detected, measured and deterred: in law enforcement, the workplace, clinics and hospitals, schools, and throughout the criminal justice corrections and rehabilitation infrastructure.  We sell our products domestically and internationally, both directly to consumers and through distributors and sales agents.

History

We incorporated in Colorado in December 1983 and have been privately owned since that time.  Since 1986, we have developed, manufactured and sold proprietary, fuel-cell based, breath alcohol testing equipment.  We compete in the market for alcohol testing equipment and supplies. We sell professional breath alcohol testing instruments, supplies and components into the law enforcement, corrections, workplace, consumer, and OEM markets.

Principal Products and Services and Methods of Distribution

In the Fall of 1995, we introduced our first model, the PBA3000, developed in conjunction with a state forensic laboratory, for conducting roadside testing for DUI enforcement. Our Phoenix Classic was completed and released for sale in 1998, superseding the PBA3000.  It is a microprocessor-controlled portable breath alcohol instrument which is capable of accurately detecting the blood alcohol level of a subject and recording the test data without peripheral equipment.  The Phoenix product line is approved by the DOT as an evidential breath tester for use in regulated transportation industries.  We sell this product through distributors in the U.S. and worldwide.

In 2001, we completed and released for sale an additional product line, our new FC Series, designed specifically for the law enforcement and corrections markets. FC Series of portable breath alcohol testers are currently being sold worldwide, having contributed to our growth since their introduction. The FC Series is designed to meet the needs of domestic and international law enforcement for roadside drink/drive testing and post-arrest parolee testing.

In 2005 and 2006, we introduced two new models, the EV30 and Phoenix 6.0, forming a family of state-of-the-art workplace testing devices.  We also sell supplies used in alcohol testing, such as mouthpieces used by our breathalyzers, as well as forms and labels used for record keeping, and calibration products for user recalibration of our devices.  We offer optional service agreements on our equipment, re-calibration services, and spare parts, and we sell supporting instrument training and user certification training to our workplace customers.

In 2006, we commenced selling breath alcohol equipment components that we manufacture to other original equipment manufacturers (“OEMs”) for inclusion as subassemblies or components in their breath alcohol testing devices.

In 2009, we released for sale LifeGuard, a personal breath tester that incorporates the fuel-cell based technology employed in our FC series.  LifeGuard is sold direct to consumers in the U.S. via our web site (www.lifeloc.com), and through distributors worldwide.

Competition and Markets

We sell our products in a highly competitive market and we compete for business with both foreign and domestic manufacturers.  Most of our current competitors are larger and have substantially greater resources than we do.  In addition, there is an ongoing risk that other domestic or foreign companies who do not currently service or manufacture products for our target markets may seek to produce products or services that compete directly with ours.

We believe that competition for sales of our alcohol monitoring products and services is based on product performance, product delivery, quality, service, training, price, device reliability, ease of use and speed.  We sell certain of our components to customers for incorporation into their own product lines and for resale under their own name.  We believe that, while our resources are more limited than those of our competitors, we will continue to compete successfully on the basis of product innovation, quality, reputation and continued customer service excellence.

Workplace testing represented approximately 40% of our sales in 2009; we believe this sales mix will continue approximately as it has in the past.  The other large markets for us in 2009 comprised approximately 20% each:  law enforcement and corrections, international sales, and OEM.  We are unable to estimate our market penetration as there is little market size information available.

One leading competitor is Intoximeters, Inc. of St. Louis, Missouri, a long-established company with strong name recognition in the field of alcohol monitoring.  It has well established sales channels, a large customer base, and a broad product line.  CMI of Owensboro, Kentucky, another major competitor, also has a well established name, strong position in stationary units used in police work, and international market coverage.  Draegerwerk AG & Co. KGaA (“Draeger”), based in Germany, manufactures safety and gas testing equipment.  Its breathalyzer division produces breath alcohol testers that are respected for their quality and performance.  Each of the above companies manufactures its own fuel cells, a key component in the manufacture and success of portable breath-alcohol testers.

In addition, other technologies for the measurement of breath alcohol exist and are employed in other market and application segments where the technology may be more suitable or developed to the specific requirements. These include:

•
Infrared devices – use infrared light absorption to detect breath alcohol.  These devices generally lack portability, and are usually found in fixed locations, such as police stations, where subjects are brought for testing.  This technology has the advantage of being mandated by law in most states for evidential use in breath testing.

•
Semi-conductor breath testing technology – used primarily in consumer breathalyzers.  Its primary advantage is low cost, but we do not believe it to be widely accepted by professional users as being as accurate as fuel cell technology.

•	Chemical tests – based on urine testing. This approach to alcohol testing is more intrusive, less convenient than breath testing, and requires subsequent analysis by trained technicians for results.
•
Blood alcohol tests – require blood samples.  These tests are widely believed to be the most accurate form of alcohol testing because they measure blood alcohol content directly from a sample of the subject’s blood.  However, the results are not instantaneous and the tests are more intrusive than breath alcohol testing.

Marketing

Marketing activities associated with our business include the communication of our value proposition through direct mail, direct and indirect sales channels, trade shows and an information-rich online presence.  We sell our products to the workplace and law enforcement markets primarily through distributors, while we sell our corrections, consumer and OEM products directly to the end user. Thus, leveraging our installed base is important, as is maintaining a well trained distributor network.  In 2009, we revised our workplace distributor program to place additional emphasis on joint demand generation programs and additional volume incentives for growth.

Domestic Distribution

We rely on one distributor for the law enforcement market in the western U.S., which covers Washington, Oregon, California, Nevada, Wyoming, Utah, Colorado, Arizona, New Mexico, Alaska, and Hawaii (the “Western Region”).  In 2009, these states generated approximately 31% of our total law enforcement business.  In the rest of the U.S., we sell directly to law enforcement consumers, and in 2009, modest unit sales were made in nearly every state outside of the Western Region.

Sales made into the corrections market are made direct to customers.

The majority of sales made into the workplace market are made through approximately 17 distributors located in various locations in the U.S.  Sales are made by these distributors pursuant to agreements that renew automatically each year unless terminated by either party with advance notice, and such agreements typically grant exclusive territorial rights.

International Distribution

Alcohol enforcement has long been a major concern, primarily in North America and northern Europe.  Reflecting a strong recent trend, however, countries around the world are instituting tougher alcohol abuse prevention laws, strengthening the enforcement of current laws, or both.  These laws set limits on the amount of alcohol an individual may have in the blood at specific times (e.g., while driving or during safety-sensitive work activities), or at any time for parolees and probationers.  Over 90% of our international sales for all product lines are made by local distributors, who are given exclusive territories pursuant to agreements that renew automatically each year unless terminated by either party with advance notice.  Lifeloc has sold instruments via distributors to thousands of customers in 39 countries on six continents worldwide.

Research and Development

We believe that our future success depends to a large degree on our ability to conceive and develop new alcohol detection and measurement products and related services that (1) open new markets to Lifeloc, (2) enhance the performance of our current  products and (3) lower our costs or otherwise improve our methods of manufacture. Accordingly, we expect to continue to invest in research and development. We spent $256,361 and $398,916 during 2009 and 2008, respectively, on research and development. The amount spent in 2009 was lower than the amount spent in 2008 because more of the cost to develop LifeGuard was incurred in 2008 than in 2009.

Raw Materials and Principal Suppliers

The basic component of our instrument product line is the fuel cell, which we obtain from a few suppliers.  We believe that our demand for this component is small relative to the total supply, and that the materials and services required for the production of our products are currently available in sufficient production quantities and will be available for the foreseeable future.  However, there are relatively few suppliers of the high-quality fuel cell which our breathalyzers require.  Any sudden disruption to the supply of our fuel cells would pose a significant risk to our business. New sources of fuel cells are uncertain at this time and changes to our fuel cells would require approval by the DOT, which could have a material effect on our revenues in the law enforcement and workplace areas.  We purchase most of our fuel cells from Draeger; we have no master agreement with Draeger, and purchase fuel cells as needed pursuant to individual purchase orders.

To address this concern, on July 1, 2010 we entered into a technology transfer agreement with Fuel-Cell Sensors (“FCS”), an unrelated third-party manufacturer with an established reputation for manufacturing fuel cells.  Under the technology transfer agreement, we acquired a perpetual-term license to technology that will allow us to manufacture our own fuel cells. Payment to FCS will be in the form of three equal lump-sum payments based on meeting certain milestones in our establishment of successful production facilities, and thereafter a royalty based on the number of units sold. The agreement can be terminated by either party for cause, or by Lifeloc after three years from the effective date and upon payment of a termination fee. We have tested FCS’s fuel cells in our LifeGuard consumer product and, with FCS’s assistance, have begun developing our production facility. Pursuant to the technology transfer agreement, our goal is to be able to manufacture our own fuel cells commencing later in 2010.  The agreement is included as Exhibit 10.5 of the registration statement of which this prospectus is a part.

Patents and Trademarks

We rely, in part, upon patents, trade secrets and proprietary knowledge as well as personnel policies and employee confidentiality agreements concerning inventions and other creative efforts (collectively, “Lifeloc IP”) to develop and to maintain our competitive position. We do not believe that our business is dependent upon any patent, patent pending or license, although we believe that trade secrets and confidential know-how may be important to our commercial success.  No individuals, governmental entities or other companies share ownership or have any rights to any Lifeloc IP.

We plan to file for patents, copyrights and trademarks in the United States to protect our intellectual property rights to the extent practicable.  We hold the rights to several United States patents and have one patent application pending.  These patents have expiration dates ranging from June 2020 to March 2029.  We are not aware of any infringements of our patents.  We plan to protect our patents from infringement in each instance where we determine that doing so would be economical in light of the expense involved and the level and availability of our financial resources.  We may not be able to successfully defend these patents or effectively limit the development of competitive products and services. We have one pending application for a patent. While we believe that the application relates to a patentable device or concept, the patent may not be issued.

Employees

As of November 3, 2010, we had 26 full-time employees and two part-time employees.  There were eleven employees in manufacturing, four in engineering/research and development, nine in sales and marketing and four in finance and administration.  We are not a party to any collective bargaining agreements.  We believe our relations with our employees are good.

Customers

Revenues from our largest customers, as a percentage of total revenues, for fiscal years 2009 and 2008 were as follows:

	2009	2008
Customer A	10%	10%
Customer B	8	7
Customer C	4	4
All Others	78	79
	100%	100%

No other customer accounted for more than 10% of our revenues in fiscal years 2009 and 2008.  At December 31, 2009, receivables from our three largest customers were 29% of the total accounts receivable.

Environmental Matters

Our operations are subject to a variety of federal, state and local laws and regulations relating to the discharge of materials into the environment or otherwise relative to the protection of the environment.  Lifeloc provides cylinders of ethanol in nitrogen (UN1956, Class 2.2) to customers that are considered hazardous materials when shipped.  We provide a Material Safety Data Sheet (“MSDS”) with every tank, and all employees involved in shipping hazardous materials are required to have appropriate certification.  The DOT governs hazardous material shipments pursuant to Title 49 of the Code of Federal Regulations, and we comply with these shipping requirements as well as any other state or local laws governing the transportation of hazardous materials.  We believe that we comply with all applicable environmental laws and regulations.

Government Regulations on the Business

All breath testers sold in the United States explicitly for personal use are regulated as Class I medical devices by the Food and Drug Administration (“FDA”). These devices require premarket clearance by the FDA under Section 510(k) of the Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) before a manufacturer can market them. Specifically, medical device manufacturers are required to submit a premarket notification if they intend to introduce a device into commercial distribution for the first time or reintroduce a device that will be significantly changed or modified to the extent that its safety or effectiveness could be affected. Such change or modification could relate to the design, material, chemical composition, energy source, manufacturing process, or intended use. Lifeloc currently sells one model for personal use, the LifeGuard, and we received FDA 510(k) clearance in 2009, prior to market introduction.  There have been no material changes or modifications in LifeGuard since its initial clearance. All of Lifeloc’s other products are designated for professional use and do not require FDA clearance.  The FDA provides regulations governing the manufacture and sale of our LifeGuard product, and we are subject to inspections by the FDA to determine our compliance with these regulations.  FDA inspections are conducted periodically at the discretion of the FDA.  As of December 31, 2009, we had not been inspected by the FDA; however, we believe we were in substantial compliance with all known regulations.

We are also subject to regulation by the United States Department of Transportation and by various state departments of transportation so far as our other products are concerned.  The Omnibus Transportation Employee Testing Act of 1991 requires drug and alcohol testing of safety-sensitive transportation employees in aviation, trucking, railroads, mass transit, pipelines, and other transportation industries. The DOT Office of Drug & Alcohol Policy & Compliance (ODAPC) publishes, implements, and provides authoritative interpretations of these rules.  These regulations cover all transportation employers, safety-sensitive transportation employees, and service agents.  Manufacturers submit devices to the DOT for testing and approval.  Instruments are tested according to their model specifications and, if passed, included on the Conforming Products List of Evidential Devices published periodically in the Federal Register.  Law enforcement applications also require that portable breath testing instruments be included on the DOT Conforming Products List.  Lifeloc’s FC10, FC20, EV30, Phoenix and Phoenix 6.0 are included on the conforming products list.  We believe that we were in substantial compliance with all known regulations as of December 31, 2009 for our products sold into these markets and states.

International Regulations

Many countries select a breath testing device for use in the law enforcement context based upon an in-country developed bid specification.  The majority of the countries into which our products are sold recognize the United States DOT Conforming Product list in their selection criteria or have no regulations applicable to the sale of our products.   Australia follows Australian Standard 3547-1997 – Breath Alcohol Testing Devices for Personal Use for law-enforcement uses, and Europe is in the process of adopting and revising British Standard EN 15964 Breath Alcohol Testing Devices Other Than Single Use, also for use in the law enforcement context.  We are not presently certified to Australian or European standards for law-enforcement uses, but may decide at a future date to pursue such certification. In the meantime, we currently sell to the workplace and personal-use markets in Australia and Europe.

State and Local Regulations

Portable fuel-cell based technology can be used to show probable cause in the following jurisdictions, based on the individual device’s DOT approval:   Alaska, Arkansas, California, Colorado, Delaware, District of Columbia, Florida, Hawaii, Iowa, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Mexico, New York, North Carolina, North Dakota, Pennsylvania, Puerto Rico, Rhode Island, South Dakota, Vermont, Virginia, West Virginia, and Wisconsin.  Courts in Georgia, Maine and Wyoming have also accepted preliminary breath test results from fuel-cell based breathalyzers for probable cause purposes.

In California, Illinois and Idaho, results of portable fuel cell breath testers are admissible as evidence of intoxication in DUI prosecution. In other states, infra-red technology is considered the standard for evidence of intoxication, because of its ability to perform real-time analysis of the entire breath exhalation thereby giving it the ability to detect interference from mouth alcohol. In those states, portable fuel cell based breath testers are not admissible as evidence of intoxication, although they may still be used to establish probable cause.

Reports to Security Holders

Upon effectiveness of the registration statement of which this prospectus is a part, we will be required to comply with the reporting requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to Section 15(d) of the Exchange Act.  We will be required to file annual, quarterly and other reports with the SEC and, accordingly, will furnish an annual report with audited financial statements to our stockholders.  Copies of this registration statement and all subsequent filings we make with the SEC may be inspected, without charge, at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. and 3 p.m.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Copies of this material also should be available through the Internet by using the SEC’s EDGAR Archive, which is located at http://www.sec.gov.  We will also make such material available on our own website, which is located at http://www.lifeloc.com.

DESCRIPTION OF PROPERTY

We conduct all of our operations at a leased facility at 12441 West 49th Avenue, Unit 4, Wheat Ridge, Colorado under lease agreements that run through April 30, 2015.   Rent expense for our facility for the fiscal years ended December 31, 2009 and 2008 was $92,343 and $96,039, respectively.  On May 1, 2010, we amended and extended our lease, which, when added to our existing space, provides us with 11,655 square feet of office and manufacturing/warehouse space at an average monthly cost of $8,866 over the life of the lease.  We believe this facility is adequate for our current operations and adequately covered by insurance.  Significant increases in production or the addition of significant equipment additions or manufacturing capabilities in connection with the production of our line of breathalyzers and other products may, however, require the acquisition or lease of additional facilities.  We may establish production facilities domestically or overseas to produce key assemblies or components for our products.  Overseas facilities, if established, may subject us to the political and economic risks associated with overseas operations.  The loss of or inability to establish or maintain such additional domestic or overseas facilities, if acquired, could materially adversely affect our competitive position and profitability.

LEGAL PROCEEDINGS

We may be involved from time to time in litigation, negotiation and settlement matters that may have a material effect on our operations or finances.  We are not aware of any pending or threatened litigation against us or our officers or directors in their capacity as such that could have a material impact on our operations or finances.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Shares Eligible for Future Sale

Upon effectiveness of the registration statement of which this prospectus is a part, we will attempt to cause our common stock and warrants to be traded on the OTCBB and/or the OTCQB.

Prior to this offering, there has not been a public market for our securities, and we cannot predict what effect, if any, market sales of shares of our securities or the availability of our securities for sale will have on the market price of our securities prevailing from time to time. Nevertheless, sales of substantial amounts of our securities, including the warrants and/or shares issued upon the exercise of the warrants, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our securities and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

Warrants to purchase an aggregate of up to 2,422,416 shares of our common stock will be outstanding as of the closing of this offering, 2,257,549 of which were held by affiliates and 164,867 of which were held by non-affiliates. If all the warrants are exercised, we will have 4,844,832 shares of common stock issued and outstanding. Of the outstanding shares, the shares issued upon exercise of the warrants will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described below. The remaining outstanding shares of common stock will be deemed restricted securities, as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act.

The restricted shares held by our affiliates and non-affiliates will be available for sale in the public market at various times 90 days after we have begun filing reports under the Exchange Act pursuant to Rule 144. In general, under Rule 144 as in effect on the date of this prospectus, a person who has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months, would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available and, after owning such shares for at least one year, would be entitled to sell an unlimited number of shares of our common stock without restriction. Our affiliates who have beneficially owned shares of our common stock for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Holders

As of November 4, 2010, we had approximately 85 holders of record of our common stock. Holders of record include nominees who may hold shares on behalf of multiple owners.

Dividends

We have not declared any dividends since our inception in 1983, and at present have no plans to do so.  We intend to retain our earnings, if any, to finance research and development and working capital for expansion of our business.

Equity Compensation Plan Information

We adopted our 2002 Stock Option Plan (the “Plan”) to promote our and our stockholders’ interests by helping us to attract, retain and motivate our key employees and associates. Under the terms of the Plan, the Board of Directors may grant either “nonqualified” or “incentive” stock options, as defined by the Internal Revenue Code and related regulations. The purchase price of the shares subject to a stock option will be the fair market value of our common stock on the date the stock option is granted.  Generally, vesting of stock options occurs immediately at the time of the grant of such option and all stock options must be exercised within five years from the date granted. All outstanding key employee stock options were exercised or had lapsed as of May 5, 2010, and none are outstanding as of November 4, 2010.  The number of common shares reserved for issuance under the Plan as of November 4, 2010 is 44,000, subject to adjustment for dividends, stock splits or other relevant changes in our capitalization. Information set forth herein gives effect to the 1 for 2 reverse stock split that took place on May 3, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	$—	44,000
Equity compensation plans not approved by security holders	—	—	—
Total	—	$—	44,000

FINANCIAL STATEMENTS

See our financial statements beginning on page F-1 of this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is a discussion of our financial condition and results of operations, and should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus.  Certain statements contained in this section are not historical facts, including statements about our strategies and expectations about new and existing products, market demand, acceptance of new and existing products, technologies and opportunities, market and industry segment growth, and return on investments in products and markets.  These statements are forward looking statements and involve substantial risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements.  All forward-looking statements in this section are based on information available to us on the date of this document, and we assume no obligation to update such forward looking statements.  Readers of this prospectus are strongly encouraged to review the section titled “Risk Factors.”

Overview

We have been a developer and manufacturer of advanced alcohol monitoring instruments since 1986.  We design and produce high-quality, high precision measurement, fast recovery alcohol monitoring instruments for use in the workplace, clinics, schools, law enforcement, corrections, and other applications where the presence of alcohol cannot be tolerated, and we offer accessories, support, training and supplies.   Our internet website is www.lifeloc.com.  Information contained on our website does not constitute part of this prospectus.

The areas in which we do business are highly competitive and include both foreign and domestic competitors. Most of our competitors are larger and have substantially greater resources than we do. Furthermore, other domestic or foreign companies, some with greater financial resources than we have, may seek to produce products or services that compete with ours. We routinely outsource specialized production efforts as required, both domestic and offshore, to obtain the most cost effective production.

We believe that competition for sales of our alcohol monitoring products and services, which have been principally sold to distributors and direct to users, is based on performance and other technical features, as well as other factors, such as service, scheduling and reliability, in addition to competitive price.

We believe that our future success depends to a large degree on our ability to continue to conceive and to develop new alcohol monitoring products and services to enhance the performance characteristics and methods of manufacture of existing products. Accordingly, we expect to continue to seek to invest resources in research and development, to the extent funds are available.

Outlook

Installed Base of Breathalyzers.  We believe that sales of the installed base of our breathalyzers will increase as the inherent risks associated with drinking while driving, and while working in sensitive jobs, become more widely acknowledged and as our network of direct and independent sales representatives grows.  We expect that the replacement sales of our instruments and accessories will also increase as additional workplace environments, law enforcement agencies, schools, clinics, and other venues are converted to fuel cell technology.  We believe that increased marketing efforts, the introduction of new products and the expansion of our network of sales representatives, may provide the basis for increased sales and continuing profitable operations.  However, these measures, or any others that we may adopt, may not result in either increased sales or continuing profitable operations.

Possibility of Operating Losses.  We achieved profitable operations in 2003, and have operated profitably each year since then.  Previously, we incurred losses since our inception and at December 31, 2009 have an accumulated deficit of $2,228,540.  There is no assurance that we will not incur operating losses in any given quarter or year in the future.

Sales Growth.  We expect to generate increased sales in the U.S. and worldwide from sales to new breathalyzer customers as our network of direct and independent sales representatives becomes more proficient and expands the number of new accounts.  We believe that the visibility and credibility of our technology will contribute to new accounts and increased sales in fiscal year 2010 (“FY 10”).  We have recently begun using our technology to manufacture ignition interlock components for sale on an OEM basis, and expect that acting as a supplier of OEM components will lead to increased participation in our OEM business.  Such arrangements are on an intermittent purchase order basis and there is no assurance that they will continue at any given rate, or that they will be repeated.

Sales and Marketing Expenses.  We continue our efforts to expand domestic and international distribution capability, and we believe that sales and marketing expenses will need to be maintained at a healthy level in order to expand our market visibility and optimize the field sales capability of converting new customers to fuel cell technology.  Sales and marketing expenses are expected to increase as we increase our direct sales representatives and market penetration.  In FY 10, we expect to have approximately 80 active distributors and two internal business development managers.

Research and Development Expenses.  Research and development expenses are expected to increase to support development of refinements to our breathalyzer product line, as well as to support development of additional products.

Results of Operations

Net sales. Our sales for the year ended December 31, 2009 (“FY 09”) were $4,287,597, a decrease of 4% from $4,464,742 in the fiscal year ended December 31, 2008 (“FY 08”).  This decrease is due to the economic environment, as most of our customers across all market areas were faced with constrained budgets.  We benefited from a high customer retention rate and a recurring sales stream from the purchases of replacement instruments in existing accounts.  Although our pricing strategy did not change substantially from FY 08 to FY 09, we introduced a rebate program for our workplace distributors.  The effect of this was not significant in terms of per unit pricing, but we believe it may have contributed to a portion of the increase in workplace breathalyzer sales.

Our sales for the nine months ended September 30, 2010 were $4,716,802, an increase of 45.5% from $3,242,751 in the nine months ended September 30, 2009.  This increase came from growth in our international, OEM and workplace applications, as well as from incremental sales of our new personal breathalyzer, the LifeGuard,  introduced in late FY 09.  We believe improvement in the global economy, increased governmental efforts to curb drinking and driving, and our own stepped up sales and marketing efforts all played a role in this sales growth.  Although sales of breathalyzers for law enforcement applications were lower, our sales of breathalyzers for workplace applications increased in the first nine months of 2010.  If economic conditions continue to improve, we are hopeful that workplace applications will continue to remain strong, although there can be no assurance of that.  We expect little improvement in sales to law enforcement agencies as law enforcement budgets remain severely constrained.  As grant funding becomes more available to law enforcement agencies, we may experience a modest reversal of that trend.

Gross profit.   Gross profit in FY 09 improved from 46.5% in FY 08 to 48.3% in FY 09, and remained fairly constant in the first nine months of 2010, from 48.4% in the first nine months of 2009 to 49.2% in the first nine months of 2010.  The improvement in FY 09 over FY 08 was primarily the result of a sales mix that favored slightly higher margins, as well as aggressive cost reduction efforts. Our cost reduction efforts in 2009 took several forms, including renegotiation of pricing from vendors, as well as requesting bids from competing vendors.  We estimate these efforts resulted in at least $100,000 of improvement in our gross profit in 2009, the benefits of which continued into 2010.

Research and development expenses.   Research and development expenses were $256,361 in FY 09, a decrease of $142,555, or 35.7%, from $398,916 in FY 08.  In the first nine months of 2010, research and development expenses increased $86,767, or 45.6%, from $190,343 in the first nine months of 2009 to $277,110 in the first nine months of 2010.  The decrease in FY 09 over FY 08 was primarily the result of a decrease in outside services related to new product development, and greater utilization of internal staff which was increased by the addition of an engineer.  The increase in the first nine months of 2010 over the first nine months of 2009 resulted from more outside services utilized for software upgrades, as well as continuing upgrades in our FC series.

Sales and marketing expenses.   Sales and marketing expenses were $785,026 in FY 09, an increase of $121,675, or 18%, from $663,351 in FY 08.  The increase resulted from additions to our direct sales and marketing staff, and spending on such items as advertising, internet site development, and public relations.  In addition, we began classifying internet expenditures as sales and marketing expense in FY 09, which resulted in an increase of $37,000 in sales and marketing expenses and a matching decrease in general & administrative expense.

Sales and marketing expenses were $689,604 in the first nine months of 2010, an increase of $128,403, or 22.9%, from $561,201 in the first nine months of 2009.  The increase resulted from continuing our increased advertising and public relations expense in connection with the introduction of LifeGuard.  Additionally, such items as internet expense, our rebate program, and compensation were up as a result of our continuing effort to increase sales.

General and administrative expenses.   General and administrative expenses were $700,100 in FY 09, an increase of $44,018, or 6.7%, from $656,082 in FY 08.  The increase was primarily the result of compensation increases and increased regulatory compliance expense.

General and administrative expenses were $686,288 in the first nine months of 2010, an increase of $138,094, or 25.2%, from $548,194 in the first nine months of 2009.  The increase was primarily the result of compensation increases and increased professional fees as a result of registering our warrant distribution with the SEC.

Net income.   Net income in FY 09 of $177,621 represented a net income increase of $9,400 compared to FY 08 net income of $168,221.  The increase is a result of a decrease in sales, offset in part by a decrease in the loss on currency exchange and by a lower provision for federal and state income taxes.

Net income in the nine months ended September 30, 2010 of $367,625 represented an increase of $226,977  compared to net income of $140,648 during the same period in 2009.  The increase is primarily the result of an increase in sales, offset in part by a greater provision for income taxes.  There is no assurance these rates of increase will continue.  The loss on currency exchange in the nine months ended September 30, 2010 of $82,354 vs. $66,604 in the same period in 2010 resulted from the increased purchase of components from a European vendor.

Trends and Uncertainties That May Affect Future Results

Although revenues in FY 09 were down approximately 4% from revenues in FY 2008, our FY  09 revenues were the second highest in seven years.  Revenues in the nine months ended September 30, 2010 were up approximately 45.5% from revenues in the same period in 2009.  This was due in large part to continued steady growth in the workplace and international markets, as well as a modest recovery in the economic climate.  We expect our quarter-to-quarter revenue fluctuations to continue, due to the introductory stage of our LifeGuard product and the unpredictable timing of orders from customers and the size of those orders in relation to total revenues.  Going forward, we intend to focus our development efforts on products we believe offer the best prospects to increase our intermediate and near-term revenues.

Our property and equipment expenditures, and patents, during FY 09 were $36,600 compared to $127,473 for FY 08, and were $159,203 in the nine months ended September 30, 2010 compared to $15,311 in the same period in 2009.  The increase in 2010 over 2009 is attributable, in part ($80,000), to the Technology Transfer Agreement pertaining to the development and in-house manufacture of a component of our product.  We expect to pay the final installment under this Technology Transfer Agreement of $40,000 in the fourth quarter of 2010.  Future capital equipment expenditures will depend on future sales and success of on-going research and development efforts.

We believe that the performance of our fuel cell based breathalyzer technology provides an opportunity for continued market share growth.  We believe that the market awareness of fuel cell technology is improving and that this is benefiting sales efforts in FY 10 and will continue to do so in future years.  Our FY 10 operating plan is focused on growing sales, increasing gross profits, increasing research and development costs as appropriate while increasing profits and positive cash flows.  We cannot predict with certainty the expected sales, gross profit, net income or loss and usage of cash and cash equivalents for FY 10.  However, we believe that cash resources and borrowing capacity will be sufficient to fund our operations for at least the next twelve months under our current operating plan.  If we are unable to manage the business operations in line with our budget expectations, it could have a material adverse effect on business viability, financial position, results of operations and cash flows. Further, if we are not successful in sustaining profitability and remaining at least cash flow break-even, additional capital may be required to maintain ongoing operations.

Critical Accounting Policies and Estimates

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

We believe the following critical accounting policies affect the more significant judgments and estimates used in the preparation of our financial statements.

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, sales and expenses, and related disclosure of contingent assets and liabilities.  On an on-going basis, we evaluate our estimates, including those related to bad debts, inventories, sales returns, warranty, contingencies and litigation.  We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  We believe the following critical accounting policies affect the more significant judgments and estimates used in the preparation of our financial statements.

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments.  If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances would be required, which would increase our expenses during the periods in which any such allowances were made.  The amount recorded as a provision for bad debts in each period is based upon our assessment of the likelihood that we will be paid on our outstanding receivables, based on customer-specific as well as general considerations.  To the extent that our estimates prove to be too high, and we ultimately collect a receivable previously determined to be impaired, we may record a reversal of the provision in the period of such determination.

We provide for the estimated cost of product warranties at the time sales are recognized.  While we engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers, we have experienced some costs related to warranty liability.  The warranty accrual is based upon historical experience and is adjusted based on current experience.  Should actual warranty experience differ from our estimates, revisions to the estimated warranty liability would be required.

We reduce inventory for estimated obsolete or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.  If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.  Any write-downs of inventory would reduce our reported net income during the period in which such write-downs were applied.

We recognize deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets and liabilities.  Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not based on current circumstances, are not expected to be realized.

Property and equipment are stated at cost, with depreciation computed over the estimated useful lives of the assets, generally five years.  We mostly use the double declining method of depreciation for property and equipment.  Maintenance and repairs are expensed as incurred and major additions, replacements and improvements are capitalized.

We amortize our patent costs over their estimated useful lives, which is typically the remaining statutory life.  From time to time, we may be required to adjust these lives based on advances in technology, competitor actions, and the like.  We review the recorded amounts of patents at each period end to determine if their carrying amount is still recoverable based on our expectations regarding sales of related products.  Such an assessment, in the future, may result in a conclusion that the assets are impaired, with a corresponding charge against earnings.

Stock-based compensation is presented in accordance with the guidance of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation (“ASC 718”).  Under the provisions of ASC 718, companies are required to estimate the fair value of share-based payment awards made to employees and directors including employee stock options based on estimated fair values on the date of grant using an option-pricing model.  The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our statement of operations.

Liquidity and Capital Resources

We compete in a highly technical, very competitive and, in most cases, price driven segment of the alcohol monitoring marketplace, where products can take years to develop and introduce to distributors and end users.  Furthermore, research and development, manufacturing, marketing and distribution activities are strictly regulated by the FDA, the DOT, and other regulatory bodies that, while intended to enhance the ultimate quality and functionality of products produced, can contribute to the significant cost and time needed to maintain existing products and develop and introduce product enhancements and new product innovations.

We have traditionally funded working capital needs through product sales and management of working capital components of our business.  Historically, we have also received cash from private offerings of our common stock, warrants to purchase shares of our common stock, and notes, although we have not engaged in any such capital-raising transactions in the past five years. In our earlier years, we incurred quarter to quarter operating losses to develop current product applications, utilizing a number of proprietary and patent-pending technologies.  Although we have been profitable during the last several years, we expect that operating losses could well occur in the future.  Should that situation arise, we may not be able to obtain working capital funds necessary in the time frame needed and at satisfactory terms or at all.

On May 11, 2004, we entered into a credit facility agreement with Citywide Bank, which was renewed for one year on May 11, 2010.  The terms of the credit facility include a line of credit for $150,000 for one year at an interest rate calculated at prime rate plus 1%.  Our borrowing under the credit facility is limited by our eligible receivables and inventory at the time of borrowing.  At December 31, 2009 and 2008, we had not borrowed any amounts from the credit facility.  The credit facility requires us to meet certain financial covenants. At December 31, 2009 and at June 30, 2010, we were in compliance with the financial covenants.

On May 11, 2004, we entered into a credit facility agreement with Citywide Bank, which was renewed for one year on May 11, 2010.  The terms of the credit facility include a line of credit for $150,000 for one year at an interest rate calculated at prime rate plus 1%.  Our borrowing under the credit facility is limited by our eligible receivables and inventory at the time of borrowing.  At December 31, 2009 and 2008, we had not borrowed any amounts from the credit facility.  The credit facility requires us to meet certain financial covenants. At December 31, 2009 and at September 30, 2010, we were in compliance with the financial covenants.

As of December 31, 2009, cash and cash equivalents were $1,021,135, accounts receivable were $329,701 and current liabilities were $333,316 resulting in a net liquid asset amount of $1,017,520.  As of September 30, 2010, cash was $1,043,562, accounts receivable were $646,798 and current liabilities were $607,149 resulting in a net liquid asset amount of $1,083,211.  We believe that the introduction of several new products during the last several years, along with new and on-going customer relationships, will continue to generate sufficient revenues, which are required in order for us to maintain profitability.  If these revenues are not achieved on a timely basis, we will be required to implement cost reduction measures, as necessary.

We generally provide a standard one-year warranty on materials and workmanship to our customers.  We provide for estimated warranty costs at the time product revenue is recognized.  Warranty costs are included as a component of cost of goods sold in the accompanying statements of operations.  For the years ended December 31, 2009 and 2008, and for the quarter ended September 30, 2010, warranty costs were not deemed significant.

Off-Balance Sheet Transactions

We currently have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age, positions, and offices as of November 4, 2010, of our directors and executive officers:

NAME	AGE	POSITION
Barry R. Knott	55	President, Chief Executive Officer, Treasurer and Director
Mark A. Lary	50	Vice President, Operations
Kristie L. LaRose	37	Vice President, Finance
Vern D. Kornelsen	77	Director, Chairman, Secretary and Chief Financial Officer
Alan C. Castrodale	67	Director*
Robert D. Greenlee	69	Director
Robert H. Summers, PhD	87	Director

* Effective December 31, 2009, Mr. Castrodale resigned as our Chief Executive Officer, but remains as a director.

BIOGRAPHIES OF EXECUTIVE OFFICERS AND DIRECTORS

Barry R. Knott joined the Company on February 1, 2009 as its Marketing Director, was appointed to the board of directors on June 11, 2009 and became chief operating officer on July 1, 2009.  He became our President on October 1, 2009, and assumed the role of President and Chief Executive Officer on January 1, 2010.  He has extensive experience in general management, and particularly sales and marketing.  Previous experience includes positions as the President and CEO of Cognitive Solutions, Inc.; Vice President of sales and marketing for Wide Format Printing (Nashua Corporation); Vice President and General Manager of Zebra Technologies Corporation; and several other similar positions.  He holds a MBA degree from Queens University, Ontario, Canada, and a BA degree from the University of New Brunswick, New Brunswick, Canada.

Mark A. Lary has been employed by the Company since 1994, was appointed Director of Operations in early 1997, and became a Vice President on November 13, 2006.  Mr. Lary has been instrumental in implementing Lifeloc’s continuous flow of product innovation and improvement.  From 1994 until 1997 he served as Products and Services Manager.  Prior to 1994 Mr. Lary was employed by Siemens Medical Systems as a Senior Electronic Technician and by International Medical Corporation as a Field Technical Representative.

Kristie L. LaRose joined Lifeloc as its accountant and office manager in August, 2004.  Ms. LaRose has extensive experience in accounting and administrative positions with other companies, and holds a BS degree in Business Administration from Worcester State College, and was named as Vice President, Finance on July 1, 2009.  Prior to 2004, Ms. LaRose was employed by University of Advancing Technology as the Senior Accountant and has held various positions in an accounting and administrative function at B. J.’s Wholesale Club’s corporate office.

Vern D. Kornelsen joined the Company as a director in 1991 and served as secretary and treasurer in 1992 and 1993.  He is currently Chairman of the Board of Directors, secretary, Chief Financial Officer, and a director.  Mr. Kornelsen continues with certain of his other business activities to the extent that they do not interfere with his responsibilities as an officer of the Company.  He formerly practiced as a Certified Public Accountant in Denver, CO and is a financial consultant to several early stage companies.  He was a director of Valleylab for 10 years, and led an investor group that provided a portion of its initial funding.  Mr. Kornelsen has been a director and participated in the capitalizing of a number of early stage companies, and is currently a director of one publicly-held company, Encision, Inc. of Boulder, CO.  He received a BS degree in business from the University of Kansas.  In determining Mr. Kornelsen’s qualifications to serve on our board of directors, the board considered, among other things, his experience and expertise in finance, accounting and management.

Alan C. Castrodale joined the Company in October 2000 as its General Manager and served as its President and Chief Executive Officer from January, 2001 until October 1, 2009 when he resigned as President.  On December 31, 2009 Mr. Castrodale resigned as an officer, but remains as a director.  He has extensive experience in general management, marketing and particularly product development, start-ups and turnarounds, and in building sales channels.  Previous experience includes positions as the general manager of the Aftermarket Division of Velvac, Inc., a $39 million manufacturer of vehicle components and accessories; Vice President of sales and marketing at Windsor Industries, Inc., a $55 million manufacturer of high-end commercial floor maintenance machines; and Executive Vice President of marketing and sales for the Mercury Marine division of Brunswick Corp.  He holds a BA degree in Biology from St. Olaf College in Minnesota.  In determining Mr. Castrodale’s qualifications to serve on our board of directors, the board considered, among other things, his extensive management and marketing experience.

Robert D. Greenlee has been a director of the Company since August 1989.  He has more than thirty years of experience in broadcast management and also has extensive marketing and advertising expertise.  Since 1987, Mr. Greenlee has had controlling equity positions in, and serves as a board member and consultant to, radio stations in Omaha, NE and Denver, CO.  He is also President of Centennial Investment & Management Company, a closely held investment organization and is chairman of Black Hawk Gaming, Inc., a public company developing limited stakes gaming in Black Hawk and Central City, CO.  From 1975 through 1987, Mr. Greenlee was President of Centennial Wireless, Inc., licensee of KBCO AM/FM in Boulder, CO.  This successful radio station was sold in January 1988.  Mr. Greenlee has graduate and undergraduate degrees in communications from Iowa State University.  In determining Mr. Greenlee’s qualifications to serve on our board of directors, the board considered, among other things, his marketing and communications experience as well as his management skills.

Robert H. Summers, Ph.D., was elected as a director at the annual meeting of shareholders in August, 2004.  Dr. Summers holds a Bachelor of Education degree from Southeast Missouri State University, a Master in Psychology degree from Vanderbilt University, and a Doctorate in Education and Psychology from the University of Northern Colorado.  He has a broad background in training and management, having worked most recently as a Senior Configuration Management Specialist and Training Specialist at Geodynamics Corporation, Englewood, CO.  He has also published extensively on management and training.  In determining Dr. Summers' qualifications to serve on our board of directors, the board considered, among other things, his extensive management training and experience.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth all compensation for the last two completed fiscal years ended December 31, 2009 and 2008 awarded to, earned by, or paid to our Principal Executive Officer(s), Vice Presidents and Chief Financial Officer.  No other executive officer or employee earned over $100,000 in the last completed fiscal year.

Summary Compensation Table for the Years Ended December 31, 2009 and 2008

Name and principal position (a)	Year Ended December 31, (b)	Salary ($) (c)	Bonus ($) (d)	Stock awards ($) (e)	Option awards ($) (f)	Non-equity incentive plan compensation ($) (g)	Non-qualified deferred compensation earnings ($) (h)	All other compensation ($) (i)		Total ($) (j)

Alan C. Castrodale
President (until 10/1/09), Chief Executive	2009	$122,575	12,990	0	0	0	0	$4,130	(1)(2)	$139,695
Officer (until 12/31/09)	2008	$140,062	21,756	0	0	0	0	$4,163	(1)(2)	$165,981

Barry R. Knott
CEO 1/1/10, President	2009	$58,212	8,079	0	0	0	0	$968	(1)(2)	$66,291
10/1/09	2008	$0	0	0	0	0	0	$0		$0

Mark A. Lary	2009	$99,000	12,865	0	0	0	0	$3,439	(1)(2)	$115,304
Vice President	2008	$93,154	16,314	0	0	0	0	$2,787	(1)(2)	$112,255

Kristie L. LaRose
Vice President	2009	$42,711	7,120	0	0	0	0	$1,498	(1)(2)	$51,329
7/1/09	2008	$0	0	0	0	0	0	$0		$0

Vern D. Kornelsen	2009	$50,000	0	0	0	0	0	$0	(1)(2)	$50,000
Chairman, Secretary,	2008	$50,000	0	0	0	0	0	$0	(1)(2)	$50,000
Chief Financial Officer

(1)  We have not paid any automobile allowances, although business mileage, business travel, and other business expenses supported by appropriate receipts have been reimbursed.  All such amounts are minor, and do not include any compensation element.

(2)  Represents our matching contribution to the 401(k) Plan.

Narrative to Summary Compensation Table

Employment Contracts and Termination of Employment Arrangements

We have no employment contracts in place with any Named Executive Officer, nor do we have any equity-incentive plans covering such Named Executive Officers.  We have no compensatory plan or arrangement with respect to any Named Executive Officer where such plan or arrangement will result in payments to such Named Executive Officer upon or following his resignation, or other termination of employment with the Company and its subsidiaries, or as a result of a change in control of the Company or a change in the Named Executive Officers’ responsibilities following a change in control.

Our board of directors has approved the contribution of 15% of pre-bonus, pre-tax profits to a bonus pool, which has been paid out to our executive officers, excluding our Chief Financial Officer, Vern D. Kornelsen.  The allocation of such payments is made at the discretion of the President with approval by the board of directors.  In 2009, we paid a total of $41,054 to our executive officers, including $12,990 to Mr. Castrodale, $8,079 to Mr. Knott, $12,865 to Mr. Lary, and $7,120 to Ms. LaRose. No bonus was paid to Mr. Kornelsen.

Outstanding Equity Awards at Fiscal Year-End

The following table shows grants of options outstanding on December 31, 2009, the last day of our most recently completed fiscal year, to each of the Named Executive Officers named in the Summary Compensation Table.  Information set forth herein gives effect to a 1 for 2 reverse stock split on May 3, 2010.

Outstanding Equity Awards at Fiscal Year-End Table for the Fiscal Year Ended December 31, 2009

Option awards(1)

Name (a)	Number of securities underlying unexercised options exercisable (#) (b)	Number of securities underlying unexercised options unexercisable (#) (c)	Option exercise price ($) (e)	Option expiration date (f)

Mark A. Lary	50,000	0	$.40	5/5/2010
Kristie L. LaRose	15,000	0	$.40	5/5/2010

(1) All of the above options were exercised on May 1, 2010.

Option Grants in Last Fiscal Year

We made no individual grants of stock options to our Named Executive Officers during the years ended December 31, 2009 and 2008.

Long Term Incentive Plans; Awards in Last Fiscal Year

We made no awards under any long-term incentive plan to our Named Executive Officers during the fiscal year ended December 31, 2009.

Profit Sharing and 401(k) Plan

We have adopted a 401(k) Defined Contribution Plan which covers all full-time employees who have completed three months of full-time continuous service and are age eighteen or older. Participants may defer up to 100% of their gross pay up to plan limits.  Participants are immediately vested in their contributions.  We may make discretionary contributions based on corporate financial results for the fiscal year, which were 3% of the total payroll of the participating employees in 2009 and 2008.  In 2009 and 2008 we contributed $19,534 and $27,388 respectively.  Vesting in a contribution account (our contribution) is based on years of service, with a participant fully vested after six years of credited service.

Director Compensation

We did not pay any compensation to our directors during the fiscal years ended December 31, 2009 and 2008.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2009, all members of our board of directors served as members of our Compensation Committee. No member of our Compensation Committee at any time during the last fiscal year, or prior to the last fiscal year, was an officer or employee of the Company except Alan C. Castrodale, Barry R. Knott, and Vern D. Kornelsen.  Additionally, no member of our Compensation Committee had any relationship with us that would be required to be disclosed as a related person transaction except as set forth herein.  During the fiscal year ended December 31, 2009, none of our executive officers or employees except Alan C. Castrodale, Barry R. Knott, and Vern D. Kornelsen participated in deliberations of our board of directors concerning executive officer compensation.

During the fiscal year ended December 31, 2009, none of our executive officers:

•
served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as a member of our Compensation Committee;

•	as a director of another entity, one of whose executive officers served as a member of our Compensation Committee; or

•
as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as a member of our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding our common stock owned as of the close of business on November 4, 2010 by the following persons: (i) each person who is known by us to own beneficially more than 5% of our common stock; (ii) each of our directors who beneficially own our common stock; (iii) each of our Named Executive Officers who beneficially own our common stock; and (iv) all executive officers and directors, as a group, who beneficially own our common stock. The information on beneficial ownership in the table and footnotes thereto is based upon data furnished to us by, or on behalf of, the persons listed in the table.  All shares give effect to the 1:2 reverse stock split on May 3, 2010.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)

Vern D. Kornelsen c/o Lifeloc Technologies, Inc. 12441 West 49th Ave., Unit 4, Wheat Ridge, CO 80033	1,889,445(3)	78%

Directors and Named Executive Officers

Alan C. Castrodale c/o Lifeloc Technologies, Inc. 12441 West 49th Ave., Unit 4, Wheat Ridge, CO 80033	50,000	2.1%

Robert D. Greenlee c/o Lifeloc Technologies, Inc. 12441 West 49th Ave., Unit 4, Wheat Ridge, CO 80033	184,979	7.6%

Robert H. Summers, PhD c/o Lifeloc Technologies, Inc. 12441 West 49th Ave., Unit 4, Wheat Ridge, CO 80033	11,500.5%

Barry R. Knott c/o Lifeloc Technologies, Inc. 12441 West 49th Ave., Unit 4, Wheat Ridge, CO 80033	64,125	2.6%

Mark Lary c/o Lifeloc Technologies, Inc. 12441 West 49th Ave., Unit 4, Wheat Ridge, CO 80033	50,000	2.1%

Kristie LaRose c/o Lifeloc Technologies, Inc. 12441 West 49th Ave., Unit 4, Wheat Ridge, CO 80033	7,500.3%

All executive officers and directors as a group, including those named above (7 persons)	2,257,549	93.2

(1)
Represents shares with respect to which each beneficial owner listed has or will have, upon acquisition of such shares pursuant to the exercise or conversion of options, warrants, conversion privileges or other rights exercisable within sixty days, sole voting and investment power. Amounts listed have been adjusted to reflect a 1 for 2 reverse split, effective May 3, 2010.

(2)
As of November 4, 2010, we had 2,422,416 shares of our common stock issued and outstanding.  Percentages are calculated on the basis of the amount of issued and outstanding common stock.  No person or group has the right to acquire, within 60 days following the filing of the registration statement of which this prospectus is a part, any shares pursuant to options, warrants, conversion privileges or other rights.

(3)
Holdings as of November 4, 2010.  Includes 1,855,319 shares owned by EDCO Partners LLLP, of which Mr. Kornelsen is the General Partner.  Excludes 3,000 shares owned by M. Elaine Kornelsen, as to which Vern D. Kornelsen disclaims any beneficial ownership.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

We have not participated in any transactions since the beginning of our last two fiscal years in which a person deemed to be a related person pursuant to Item 404 of SEC Regulation S-K had or will have a direct or indirect material interest. Lifeloc is not a subsidiary of any parent company.

DIRECTOR INDEPENDENCE

As of November 4, 2010, Alan C. Castrodale, Robert D. Greenlee, Barry R. Knott, Vern D. Kornelsen, and Dr. Robert H. Summers serve as our directors.  Currently, Mr. Castrodale, Mr. Greenlee and Dr. Summers are independent directors, as defined under the standards of independence set forth in the NASDAQ Marketplace Rules.  Upon effectiveness of the registration statement of which this prospectus is a part, we will attempt to cause our common stock and warrants to be traded on the OTCBB and/or the OTCQB. Our securities have not been traded previously. Neither the OTCBB nor the OTCQB requires that a majority of our board of directors be independent

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Colorado General Laws, our By-laws, and our Articles of Organization, as amended.  We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

CONSOLIDATED FINANCIAL STATEMENTS OF
LIFELOC TECHNOLOGIES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Lifeloc Technologies, Inc.

We have audited the accompanying balance sheets of Lifeloc Technologies, Inc. as of December 31, 2009 and 2008, and the related statements of income, stockholders' equity and cash flows for each of the years in the two- year period ended December 31, 2009. Lifeloc Technologies, Inc's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lifeloc Technologies, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Eide Bailly LLP
Greenwood Village, Colorado
May 27, 2010

LIFELOC TECHNOLOGIES, INC.
Balance Sheets
as of December 31, 2009 and 2008

ASSETS
CURRENT ASSETS:	2009	2008
Cash	$1,021,135	$791,047
Accounts receivable, net	329,701	317,246
Inventories, net	767,048	803,989
Deferred taxes	55,069	137,856
Prepaid expenses and other	21,253	12,619
Total current assets	2,194,206	2,062,757

PROPERTY AND EQUIPMENT, at cost:
Production equipment	160,318	139,639
Office equipment	92,893	95,851
Sales and marketing equipment	36,555	23,454
Purchased software	29,048	31,048
Less accumulated depreciation	(205,359)	(147,315)
Total property and equipment, net	113,455	142,677

OTHER ASSETS:
Patents, net	17,415	15,891
Deposits	4,242	4,242
Total other assets	21,657	20,133

Total assets	$2,329,318	$2,225,567

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$57,425	$225,282
Notes payable	8,000	8,000
Customer deposits	9,709	-
Accrued expenses	161,216	98,414
Deferred income, current portion	84,966	58,611
Reserve for warranty expense	12,000	12,000
Total current liabilities	333,316	402,307

DEFERRED INCOME, net of current portion	8,878	13,757

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock, no par value; 50,000,000 shares
authorized, 2,318,416 shares outstanding
in 2009 and 2008	4,215,664	4,215,664
Accumulated (deficit)	(2,228,540)	(2,406,161)
Total stockholders' equity	1,987,124	1,809,503

Total liabilities and stockholders' equity	$2,329,318	$2,225,567

See accompanying notes

LIFELOC TECHNOLOGIES, INC.
Statements of Income for the
Years Ended December 31, 2009 and 2008

	2009	2008
SALES	$4,287,597	$4,464,742

COST OF SALES	2,215,192	2,388,326

GROSS PROFIT	2,072,405	2,076,416

OPERATING EXPENSES:
Research and development	256,361	398,916
Sales and marketing	785,026	663,351
General and administrative	700,100	656,082
Total	1,741,487	1,718,349

OPERATING INCOME	330,918	358,067

OTHER INCOME (EXPENSE):
Loss on currency exchange	(75,502)	(99,259)
Interest income	8,279	12,803
Other	-	5,860
Total	(67,223)	(80,596)

NET INCOME BEFORE PROVISION FOR TAXES	263,695	277,471

PROVISION FOR FEDERAL AND STATE INCOME TAXES	(86,074)	(109,250)

NET INCOME	$177,621	$168,221

NET INCOME PER SHARE, BASIC	$0.08	$0.07

NET INCOME PER SHARE, DILUTED	$0.07	$0.07

WEIGHTED AVERAGE SHARES, BASIC	2,318,416	2,318,416

WEIGHTED AVERAGE SHARES, DILUTED	2,371,060	2,383,731

See accompanying notes

LIFELOC TECHNOLOGIES, INC.
Statement of Stockholders' Equity for the
Years Ended December 31, 2009 and 2008

	Common Stock		Accumulated
	Shares	Amount	(Deficit)	Total
BALANCES, JANUARY 1, 2008	2,318,416	$4,215,664	$(2,574,382)	$1,641,282

Net income	-	-	168,221	168,221

BALANCES, DECEMBER 31, 2008	2,318,416	4,215,664	(2,406,161)	1,809,503

Net income	-	-	177,621	177,621

BALANCES, DECEMBER 31, 2009	2,318,416	$4,215,664	$(2,228,540)	$1,987,124

See accompanying notes

LIFELOC TECHNOLOGIES, INC.
Statements of Cash Flows for the
Years Ended December 31, 2009 and 2008

CASH FLOWS FROM OPERATING ACTIVITIES:	2009	2008
Net income	$177,621	$168,221
Adjustments to reconcile net income to net cash
provided by operating activities-
Depreciation and amortization	64,298	36,779
Changes in operating assets and liabilities-
Accounts receivable	(12,455)	(114,525)
Inventories	36,941	(85,969)
Deferred taxes	82,787	109,250
Prepaid expenses and other	(8,634)	2,077
Accounts payable	(167,857)	16,019
Customer deposits	9,709	-
Accrued expenses	62,802	(1,500)
Deferred income	21,476	8,442
Net cash provided from operating activities	266,688	138,794

CASH FLOWS FROM INVESTING ACTIVITIES:
Patent costs	(2,821)	(4,549)
Purchases of property and equipment, and patents	(33,779)	(122,924)
Net cash (used in) investing activities	(36,600)	(127,473)

NET INCREASE IN CASH	230,088	11,321

CASH, BEGINNING OF PERIOD	791,047	779,726

CASH, END OF PERIOD	$1,021,135	$791,047

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$-	$-

Cash paid for income tax	$3,287	$-

See accompanying notes

LIFELOC TECHNOLOGIES, INC.
Notes to Financial Statements as of
December 31, 2009 and 2008

1.   ORGANIZATION AND NATURE OF BUSINESS

Lifeloc Technologies, Inc. (the “Company” or “Lifeloc”) was incorporated in Colorado in December 1983 and has, since 1986, developed, manufactured and sold proprietary, fuel-cell based, breath alcohol testing equipment.  Our Phoenix Classic was completed and released for sale in 1998, superseding the original model PBA3000.  It is a microprocessor controlled portable breath alcohol instrument which is capable of accurately detecting the blood alcohol level of a subject and recording the test data without peripheral equipment.  The Phoenix product line is approved by the U.S. Department of Transportation as an evidential breath tester for use in regulated transportation industries.  In 2001, we completed and released for sale an additional product line, the new FC Series, designed specifically for the law enforcement and corrections markets.  FC breath testers have established a reputation of innovation and highest quality and durability, and are currently being sold worldwide, having contributed to our steady growth since the introduction.  In 2005 and 2006, we introduced two new models, the EV30 and Phoenix 6.0.  These two new models form a family of state-of-the-art evidential workplace devices.  In addition, we sell a comprehensive line of supplies, accessories, services, and training to support customers’ alcohol testing programs.  In 2006, Lifeloc also commenced the selective marketing of its proprietary designs and componentry on an OEM basis.  In 2009 we released LifeGuard, a personal breath tester that incorporates the fuel-cell based technology employed in the FC series.  Lifeloc constantly enhances and upgrades its products in order to maintain a competitive advantage in its marketplace.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates in the Preparation of Financial Statements.   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities as well as disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expense during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents.   For purposes of reporting cash flows, we consider all cash and highly liquid investments with an original maturity of three months or less to be cash equivalents.  There were no cash equivalents as of December 31, 2009 and 2008.

Fair Value of Financial Instruments.   Our financial instruments consist of cash and cash equivalents, short-term trade receivables and payables, and notes payable.  The carrying values of cash and cash equivalents, short-term receivables and payables, and notes payable approximate their fair value due to their short term maturities.

Concentration of Credit Risk.   Financial instruments with significant credit risk include cash. The amount of cash on deposit with one financial institution exceeded the $250,000 federally insured limit at December 31, 2009 by $224,000.  However, we believe that the financial institution is financially sound and the risk of loss is minimal.

We have no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. We maintain the majority of our cash balances with two financial institutions in the form of demand deposits.

Accounts receivable are typically unsecured and are derived from transactions with and from entities primarily located in the United States, as we ship to international customers against letters of credit.  Accordingly, we may be exposed to credit risks generally associated with the alcohol monitoring industry.  Our credit policy calls for payment in accordance with prevailing industry standards, generally 30 days.  We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments.  A summary of the activity in our allowance for doubtful accounts is as follows:

Years Ended December 31	2009	2008
Balance, beginning of year	$3,083	$2,431
Provision for estimated losses	2,808	1,593
Write-off of uncollectible accounts	(1,791)	(941)
Balance, end of year	$4,100	$3,083

The net accounts receivable balance at December 31, 2009 of $329,701 included no more than 15% from any one customer. The net accounts receivable balance at December 31, 2008 of $317,246 included no more than 11% from any one customer.

Inventories.   Inventories are stated at the lower of cost (first-in, first-out basis) or market. We reduce inventory for estimated obsolete or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.  At December 31, 2009 and 2008, inventory consisted of the following:

	2009	2008
Raw materials & deposits	$216,380	$269,036
Work-in process	152,823	77,048
Finished goods	418,143	479,652
Total gross inventories	787,346	825,736
Less reserve for obsolescence	(20,298)	(21,747)
Total net inventories	$767,048	$803,989

A summary of the activity in our inventory reserve for obsolescence is as follows:

Years Ended December 31	2009	2008
Balance, beginning of year	$21,747	$19,500
Provision for estimated obsolescence	22,532	18,000
Write-off of obsolete inventory	(23,981)	(15,753)
Balance, end of year	$20,298	$21,747

Property and Equipment. Property and equipment are stated at cost, with depreciation computed over the estimated useful lives of the assets, generally three to five years. We utilize the double-declining method of depreciation for property and equipment due to the expected usage of the property and equipment over time. This method is expected to continue throughout the life of the equipment.  Maintenance and repairs are expensed as incurred and major additions, replacements and improvements are capitalized. Depreciation expense for the years ended December 31, 2009 and 2008 was $63,002 and $35,913 respectively.

Long-Lived Assets.   Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. A long-lived asset is considered impaired when estimated future cash flows related to the asset, undiscounted and without interest, are insufficient to recover the carrying amount of the asset. If deemed impaired, the long-lived asset is reduced to its estimated fair value. Long-lived assets to be disposed of are reported at the lower of their carrying amount or estimated fair value less cost to sell.  No impairments were recorded for the years ended December 31, 2009 and 2008.

Patents.   The costs of applying for patents are capitalized and amortized on a straight-line basis over the lesser of the patent’s economic or legal life (20 years in the United States, except design patents which are 14 years).  Amortization expense for the years ended December 31, 2009 and 2008 was $1,296 and $866 respectively.  Capitalized costs are expensed if patents are not granted.  We review the carrying value of our patents periodically to determine whether the patents have continuing value and such reviews could result in the conclusion that the recorded amounts have been impaired.  A summary of our patents at December 31, 2009 and 2008 is as follows:

	2009	2008
Patents issued	$22,775	$15,406
Patent applications	-	4,549
Accumulated amortization	(5,360)	(4,064)
Total net patents	$17,415	$15,891

Accrued Expenses.  We have accrued $13,526 related to property and other taxes, $102,281 related to compensation, $19,725 related to rebates, $13,451 related to our 401(k) plan, and $12,233 related to interest and have included these amounts in accrued expenses in the accompanying balance sheet at December 31, 2009.  At December 31, 2008, we had accrued $5,988 related to property and other taxes, $80,193 related to compensation, and $10,704 related to interest and included these amounts in accrued expenses in the accompanying balance sheet at December 31, 2008.

Product Warranty Reserve.  We provide for the estimated cost of product warranties at the time sales are recognized.  While we engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers, our warranty obligation is based upon historical experience and will be affected by product failure rates and material usage incurred in correcting a product failure. Should actual product failure rates or material usage costs differ from our estimates, revisions to the estimated warranty liability would be required.  A summary of the activity in our product warranty reserve is as follows:

Years Ended December 31	2009	2008
Balance, beginning of year	$12,000	$12,000
Provision for estimated warranty claims	14,715	14,929
Claims made	(14,715)	(14,929)
Balance, end of year	$12,000	$12,000

Income Taxes.  We account for income taxes under the provisions of Accounting Standards Codification Topic 740, “Accounting for Income Taxes” (“ASC 740”). ASC 740 requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets and liabilities. ASC 740 also requires recognition of deferred tax assets for the expected future tax effects of all deductible temporary differences, loss carryforwards and tax credit carryforwards. Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not based on current circumstances, are not expected to be realized.  During 2009 and 2008, we used our tax loss carryforwards as well as tax credits to reduce our taxable income.  As a result, the provisions for income taxes reflected in the accompanying statements of operations for 2009 and 2008 are $86,074 and $109,250 respectively.  We do not have any remaining tax loss carryforwards for use in future years; however, we have $3,501 of tax credit carryovers available for use in 2010.

We adopted the provisions of ASC 740-10 (previously Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes), on January 1, 2008.  The implementation of this standard had no impact on our financial statements.  As of both the date of adoption, and as of December 31, 2009 and 2008, the unrecognized tax benefit accrual was zero.

We will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred.  Our income tax returns are no longer subject to Federal tax examinations by tax authorities for years before 2006 and state examinations for years before 2005.

Revenue Recognition.   Revenue from product sales is recorded when we ship the product and title has passed to the customer, provided that we have evidence of a customer arrangement and can conclude that collection is probable. Our shipping policy is FOB Shipping Point. We recognize revenue from sales to stocking distributors when there is no right of return other than for normal warranty claims. We have no ongoing obligations related to product sales, except for normal warranty.

Revenue from service contracts and extended warranty contracts is recognized on a straight-line basis over the life of the contract, generally one year.  If the contract is for more than one year, the portion of deferred revenue that will be recognized after one year is shown as long-term deferred revenue in our balance sheet.

We realize a modest amount of revenue from training, and such revenues are recognized as sales when the training occurs.

The prices at which we sell our products are fixed and determinable at the time we accept a customer’s order, and revenue is recognized at the time the order is shipped.

Rebates.  In 2009 we adopted a rebate program for distributors that purchase varying amounts from us, and who meet other requirements.  These rebates are paid annually in January following the year in which they were earned.  We accrue for these rebates monthly, and they are included in our balance sheet as accrued expenses.

Rent Expense.  We recognize rent expense on a straight-line basis over the reasonably assured lease term as defined in ASC Topic 840, Leases (“ASC 840”).  In addition, our building lease agreement provides for scheduled rent increases during the lease term.  We include any rent escalations in its determination of straight-line rent expense.

Research and Development Expenses.  We expense research and development costs for products and processes as incurred.

Stock-Based Compensation.  Stock-based compensation is presented in accordance with the guidance of ASC Topic 718, Compensation – Stock Compensation (“ASC 718”).  Under the provisions of ASC 718, companies are required to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model.  The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our statement of operations.

ASC 718 requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model.  The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the accompanying statement of operations.

Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period.

We had no stock based compensation in 2009 and 2008, and no stock-based compensation expense is recognized in our statement of operations for 2009 and 2008.

Segment Reporting.   We have concluded that we have one operating segment.

Basic and Diluted Income and Loss per Common Share.  Net income or loss per share is calculated in accordance with ASC Topic 260, “Earnings Per Share”.  Under the provisions of ASC Topic 260, basic net income or loss per common share is computed by dividing net income or loss for the period by the weighted average number of common shares outstanding for the period.  Diluted net income or loss per share is computed by dividing the net income or loss for the period by the weighted average number of common and potential common shares outstanding during the period if the effect of the potential common shares is dilutive.

Recent Accounting Pronouncements.  In June 2009, FASB approved the FASB Accounting Standards Codification (“the Codification”) as the single source of authoritative nongovernmental generally accepted accounting principles (“GAAP”).  All existing accounting standard documents, such as FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and other related literature, excluding guidance from the Securities and Exchange Commission (“SEC”), have been superseded by the Codification. All other non-grandfathered, non-SEC accounting literature not included in the Codification has become non-authoritative. The Codification did not change GAAP, but instead introduced a new structure that combines all authoritative standards into a comprehensive, topically organized online database. The Codification is effective for interim or annual periods ending after September 15, 2009, and impacts our financial statements as all future references to authoritative accounting literature will be referenced in accordance with the Codification. There have been no changes to the content of the Company’s financial statements or disclosures as a result of implementing the Codification.

As a result of our implementation of the Codification during 2009, previous references to new accounting standards and literature are no longer applicable.

In May 2009, the FASB issued ASC 855-10, “Subsequent Events.”  ASC 855-10 provides guidance on management’s assessment of subsequent events and incorporates this guidance into accounting literature.  ASC 855-10 is effective prospectively for interim and annual periods ending after June 15, 2009.  The adoption of this Statement did not have an impact on our financial position or results of operations.  Effective February 24, 2010, the FASB modified its guidance related to subsequent events and the Company has adopted the change.  This guidance continues to require entities that file or furnish financial statements with the SEC to evaluate subsequent events through the date the financial statements are issued; however, this guidance removed the requirement for these entities to disclose the date through which events have been evaluated.  The adoption of this guidance did not have an effect on the results of operations or financial position of the Company.

We have reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on our financial condition or the results of our operations.

3.  STOCKHOLDERS’ EQUITY

Stock Option Plan.   We adopted our 2002 Stock Option Plan (the “Plan,” as summarized below) to promote our and our stockholders’ interests by helping us to attract, retain and motivate our key employees and associates. Under the terms of the Plan, the Board of Directors may grant either “nonqualified” or “incentive” stock options, as defined by the Internal Revenue Code and related regulations. The purchase price of the shares subject to a stock option will be the fair market value of our common stock on the date the stock option is granted.  Generally, vesting of stock options occurs immediately at the time of the grant of such option and all stock options must be exercised within five years from the date granted. The number of common shares reserved for issuance under the Plan is 375,000 shares of common stock, subject to adjustment for dividend, stock split or other relevant changes in our capitalization.

A summary of our stock option activity and related information for each of the fiscal years ended December 31, 2009 and 2008 is as follows:

	STOCK OPTIONS OUTSTANDING
	Number Outstanding	Weighted-Average Exercise Price per Share
BALANCE AT DECEMBER 31, 2007	110,000	$0.40
Granted	-
Exercised	-
Forfeited/expired	(6,000)
BALANCE AT DECEMBER 31, 2008	104,000	$0.40
Granted	-
Exercised	-
Forfeited/expired	-
BALANCE AT DECEMBER 31, 2009	104,000	$0.40

The following table summarizes information about employee stock options outstanding and exercisable at December 31, 2009:

	STOCK OPTIONS OUTSTANDING			STOCK OPTIONS EXERCISABLE
Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life (in Years)	Weighted-Average Exercise Price per Share	Number Exercisable	Weighted-Average Exercise Price per Share
$0.40	104,000.4		$0.40	104,000	$0.40

Of the 104,000 options exercisable as of December 31, 2009, 15,000 are nonqualified stock options and 89,000 are incentive stock options. The exercise price of all options granted through December 31, 2009 has been equal to or greater than the fair market value, using a composite of peer entities since there were no publicly quoted market values of our common stock on the date of the grant.  As of December 31, 2009, options for 44,000 shares of our common stock remain available for grant under the Plan.

In connection with loans made to the Company prior to 2008, 25,000 warrants were outstanding at December 31, 2007.  All such warrants lapsed in 2009 and none remained outstanding at December 31, 2009.

4.  NOTES PAYABLE

Notes payable consist of an unsecured demand note payable to a shareholder with a principal balance of $8,000 at December 31, 2009 and 2008, and interest accrued thereon at a rate of 10% per annum with a total balance due of $12,233 at December 31, 2009 and 2008.  Based on discussions with legal counsel, we no longer accrue interest on the outstanding balance.

5.  COMMITMENTS AND CONTINGENCIES

We currently lease our facilities in Wheat Ridge, Colorado under a lease agreement containing cancellation terms of 180 days written notice on or after October 31, 2012 and upon remittance of any unamortized tenant improvements made by the landlord in excess of $16,000.  As described in Note 11, our facilities lease was amended during 2010.  The minimum future lease payments by year, reflecting the terms of our amended lease agreement, are as follows:

Fiscal Year	Amount
2010	$99,879
2011	102,204
2012	105,270
2013	108,428
2014	111,681
2015	37,592
Total	$565,054

Rent expense for our facilities for the years ended December 31, 2009 and 2008 was $96,039 and $92,343, respectively.

Our obligation with respect to employee severance benefits is minimized by the “at will” nature of the employee relationships.  As of December 31, 2009 we had no obligation with respect to contingent severance benefit obligations.

Aside from the operating lease and credit facility commitments, we do not have any material contractual commitments requiring settlement in the future.

We are subject to regulation by the United States Food and Drug Administration (“FDA”) so far as our LifeGuard product is concerned.  The FDA provides regulations governing the manufacture and sale of our LifeGuard product, and we are subject to inspections by the FDA to determine our compliance with these regulations.  FDA inspections are conducted periodically at the discretion of the FDA.  As of December 31, 2009, we had not been inspected by the FDA; however, we believe we are in substantial compliance with all known regulations.

We are also subject to regulation by the United States Department of Transportation and by various state departments of transportation so far as our other products are concerned.  We believe that we are in substantial compliance with all known regulations.

6.  LINE OF CREDIT

On May 11, 2004, we entered into a credit facility agreement with Citywide Bank.  The terms of the credit facility, which matured on May 11, 2010 and was subsequently renewed for an additional year, include a line of credit for $150,000 at an interest rate calculated at the prime rate plus 1%, or 4.25% at December 31, 2009 and 2008.  Our borrowing under the credit facility is limited to the amount of eligible receivables and inventory at the time of borrowing.  At December 31, 2009 and 2008, we had not borrowed funds from the credit facility and, under our eligible receivables and inventory limit, had $150,000 available to borrow.  The credit facility requires us to meet certain financial covenants, which we met as of December 31, 2009.  The credit facility is secured by all goods, accounts receivable, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles, commercial tort claims, documents, instruments, chattel paper, cash, deposit accounts, fixtures, letters of credit rights, securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located.

7.  INCOME TAXES

We account for income taxes under ASC 740, which requires the use of the liability method.  ASC 740 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences.  Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

Our income tax provision is summarized below:

Years Ended	December 31, 2009	December 31, 2008
Current:
Federal	$-	$-
State	3,287	-
Total current	3,287	-
Deferred:
Federal	76,251	100,625
State	6,536	8,625
Total deferred	82,787	109,250
Total	$86,074	$109,250

The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes consists of the following:

Years Ended	December 31, 2009	December 31, 2008
Federal statutory rate	$92,293	$97,115
Effect of:
State taxes, net of federal tax benefit	8,093	8,324
Other	(14,312)	3,811
Total	$86,074	$109,250

The components of the deferred tax asset are as follows:

Years Ended	December 31, 2009	December 31, 2008
Credits and net operating loss carryforwards	$-	$85,922
Other	55,069	51,934
Total deferred tax assets	$55,069	$137,856

8.  LEGAL PROCEEDINGS

We are not involved in any legal proceeding as of the date of these financial statements.  We may become involved in litigation in the future in the normal course of business.

9.  MAJOR CUSTOMERS/SUPPLIERS

We depend on sales that are generated from our customers’ ongoing usage of alcohol monitoring instruments.  In 2009, we generated sales from over 2,500 customers. One customer contributed approximately 10.4% to our total sales in 2009 ($445,617), and approximately 10.3% in 2008 ($461,779) pursuant to a series of purchase orders, although we do not have a long-term contract with this customer.  In making this determination, we considered the federal government, each state government, each local government, and each foreign government as single customers.  In 2009 and in 2008, we depended upon two vendors for approximately 21% of our purchases.

10.  DEFINED CONTRIBUTION EMPLOYEE BENEFIT PLAN

We have adopted a 401(k) Profit Sharing Plan which covers all full-time employees who have completed 3 months of full-time continuous service and are age eighteen or older. Participants may defer up to 100% of their gross pay up to Plan limits.  Participants are immediately vested in their contributions.  We may make discretionary contributions based on corporate financial results for the year, which was determined to be 3% of the total payroll of the participating employees in 2009 and 2008.  In 2009 and 2008 we contributed $19,534 and $27,388 respectively.  The participants vest in Company contributions based on years of service, with a participant fully vested after six years of credited service.

11.  SUBSEQUENT EVENTS

On May 1, 2010, we amended and extended our facilities lease, which, when added to our existing space, provides us with 11,655 square feet of office and manufacturing/warehouse space.  Under the new lease agreement, which runs through April 30, 2015, we are obligated to pay a total of $531,975, at monthly rates of $8,350 during the first year, increasing to $9,398 in the fifth year or an average of $8,866 per month over the life of the lease.  The agreement contains cancellation terms of 180 days written notice on or after October 31, 2012 and upon remittance of any unamortized tenant improvements made by landlord in excess of $16,000.

On May 1, 2010, all 104,000 outstanding stock options were exercised at their exercise price of $0.40 apiece, for a total of $41,600.

In May, 2010, we extended our line of credit for $150,000 with Citywide Bank.  The credit facility will mature on May 11, 2011, and the interest rate is calculated at the prime rate plus 1%.

At their annual meeting on May 3, 2010, our stockholders approved a reverse stock split of our no par value common stock.  Every two shares of common stock were combined into one share.  No fractional shares were issued as a result of the reverse stock split.  Instead, each resulting fractional share of common stock was rounded to the nearest whole share.  The reverse stock split reduced the number of shares of common stock outstanding from 4,636,832 to 2,318,416 (which does not give effect to the options exercised on May 1, 2010 as described above).  The total number of authorized shares of common stock continues to be 50,000,000, with no change in the par value per share of $0.  All shares and per share data in the accompanying financial statements reflect the effects of the 1-for-2 reverse stock split that became effective on May 3, 2010.  The stockholders also approved a warrant distribution consisting of 1 warrant for each then outstanding share of common stock, or a total of 2,318,416 warrants.  Each warrant is exercisable at $1.00 until May 3, 2020, with a 6% commission to be paid to broker-dealers participating in the exercise of the warrants.  Since the warrants will not be distributed to the stockholders until a registration statement is filed with and has been declared effective by the Securities and Exchange Commission, no effect has been given in these financial statements as a result of dilution resulting from the exercise of the warrants.

LIFELOC TECHNOLOGIES, INC.
Condensed Balance Sheets
as of September 30, 2010 (Unaudited) and December 31, 2009

ASSETS
	September 30,
	2010	December 31,
CURRENT ASSETS:	(Unaudited)	2009
Cash	$1,043,562	$1,021,135
Accounts receivable, net	646,798	329,701
Inventories, net	981,119	767,048
Deferred taxes, current portion	49,042	55,069
Prepaid expenses and other	65,615	21,253
Total current assets	2,786,136	2,194,206

PROPERTY AND EQUIPMENT, at cost:
Production equipment	197,318	160,318
Office equipment	104,346	92,893
Sales and marketing equipment	60,017	36,555
Purchased software	36,336	29,048
Less accumulated depreciation	(245,826)	(205,359)
Total property and equipment, net	152,191	113,455

OTHER ASSETS:
Technology transfer	80,000	-
Patents, net	14,636	17,415
Deferred taxes, long term	8,258	-
Deposits	4,242	4,242
Total other assets	107,136	21,657

Total assets	$3,045,463	$2,329,318

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$270,346	$57,425
Notes payable	-	8,000
Customer deposits	14,074	9,709
Accrued expenses	223,272	161,216
Deferred income, current portion	84,457	84,966
Reserve for warranty expense	15,000	12,000
Total current liabilities	607,149	333,316

DEFERRED INCOME, net of current portion	21,732	8,878

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock, no par value; 50,000,000 shares
authorized, 2,422,416 shares outstanding (2,318,416
at December 31, 2009)	4,277,497	4,215,664
Accumulated (deficit)	(1,860,915)	(2,228,540)
Total stockholders' equity	2,416,582	1,987,124

Total liabilities and stockholders' equity	$3,045,463	$2,329,318

See accompanying notes

LIFELOC TECHNOLOGIES, INC.
Condensed Statements of Income (Unaudited)
for the Nine Months Ended September 30, 2010 and 2009

	Nine Months Ended September 30,
	2010	2009
SALES	$4,716,802	$3,242,751

COST OF SALES	2,397,757	1,673,761

GROSS PROFIT	2,319,045	1,568,990

OPERATING EXPENSES:
Research and development	277,110	190,343
Sales and marketing	689,604	561,201
General and administrative	686,288	548,194
Total	1,653,002	1,299,738

OPERATING INCOME	666,043	269,252

OTHER INCOME (EXPENSE):
Loss on currency exchange	(82,354)	(66,604)
Interest income	5,734	6,157
Interest expense	(37)	-
Total	(76,657)	(60,447)

NET INCOME BEFORE PROVISION FOR TAXES	589,386	208,805

PROVISION FOR FEDERAL AND STATE INCOME TAXES	(221,761)	(68,157)

NET INCOME	$367,625	$140,648

NET INCOME PER SHARE, BASIC	$0.15	$0.06

NET INCOME PER SHARE, DILUTED	$0.15	$0.06

WEIGHTED AVERAGE SHARES, BASIC	2,422,416	2,318,416

WEIGHTED AVERAGE SHARES, DILUTED	2,462,731	2,358,731

See accompanying notes

LIFELOC TECHNOLOGIES, INC.
Condensed Statements of Cash Flows (Unaudited)
for the Nine Months Ended September 30, 2010 and 2009

	Nine Months Ended September 30,
CASH FLOWS FROM OPERATING ACTIVITIES:	2010	2009
Net income	$367,625	$140,648
Adjustments to reconcile net income to net cash
provided by operating activities-
Depreciation and amortization	43,246	46,332
Changes in operating assets and liabilities-
Accounts receivable	(317,097)	(11,004)
Inventories	(214,071)	(99,575)
Deferred taxes	(2,231)	68,157
Prepaid expenses and other	(44,362)	(91)
Accounts payable	212,921	(82,180)
Notes payable	(8,000)	-
Customer deposits	4,365	10,318
Accrued expenses	82,289	57,389
Deferred income	12,345	24,099
Reserve for warranty expense	3,000	-
Net cash provided from (used in)
operating activities	140,030	154,093

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, patents, and technology	(159,203)	(15,311)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	41,600	-

NET INCREASE (DECREASE) IN CASH	22,427	138,782

CASH, BEGINNING OF PERIOD	1,021,135	791,047

CASH, END OF PERIOD	$1,043,562	$929,829

See accompanying notes

LIFELOC TECHNOLOGIES, INC.
Notes to Condensed Financial Statements (Unaudited) as of
September 30, 2010

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared by us, without audit, and reflect normal recurring adjustments which, in the opinion of management, are necessary for a fair statement of the results for nine months ended September 30, 2010.  These financial statements do not include all disclosures associated with annual  financial statements and, accordingly, should be read in conjunction with footnotes contained in our financial statements for the year ended December 31, 2009 included in this Form S-1.  All shares and per share data reflect the 1-for-2 reverse stock split that became effective on May 3, 2010.

Use of Estimates in the Preparation of Financial Statements.   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities as well as disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expense during the reporting period.  Actual results could differ from those estimates.

Inventories.   Inventories are stated at the lower of cost (first-in, first-out basis) or market. We reduce inventory for estimated obsolete or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.  At September 30, 2010 and December 31, 2009, inventories consisted of the following:

	2010	2009
Raw materials & deposits	$311,635	$216,380
Work-in process	276,205	152,823
Finished goods	417,430	418,143
Total gross inventories	1,005,270	787,346
Less reserve for obsolescence	(24,151)	(20,298)
Total net inventories	$981,119	$767,048

Income Taxes.  We account for income taxes under the provisions of Accounting Standards Codification Topic 740, “Accounting for Income Taxes” (“ASC 740”).  We have determined an estimated annual effective tax rate.  The rate will be revised, if necessary, as of the end of each successive interim period during our fiscal year to our best current estimate.

The estimated annual effective tax rate is applied to the year-to-date ordinary income (or loss) at the end of the interim period.

ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  This pronouncement also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Fair Value of Financial Instruments.   Our financial instruments consist of cash and cash equivalents, short-term trade receivables and payables, and notes payable.  The carrying values of cash and cash equivalents, short-term receivables and payables, and notes payable approximate their fair value due to their short term maturities.

Recent Accounting Pronouncements.  We have reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on our financial condition or the results of our operations.

2.  TECHNOLOGY TRANSFER

In July, 2010 we signed a Technology Transfer Agreement pertaining to the development and in-house manufacture of a component of our product.  The Agreement provides for the payment of $40,000 upon signing the agreement, and for the additional payment of 2 installments that are subject to achieving certain milestones, with a royalty per unit during the life of the Agreement.  We will not have the right to cancel this Agreement until June 30, 2013, at which time we have the option of canceling it upon paying a lump sum amount equal to 3 times the royalty paid during the year preceding the cancellation.  At September 30, 2010, we had paid the first 2 installments.

3. NOTES PAYABLE

At December 31, 2009, notes payable included $8,000 owed to a stockholder, with interest accrued of $12,233.  Based on the expiration of the statute of limitations and discussions with legal counsel, the note and accrued interest were written off as of January 1, 2010 which resulted in an increase in common stock of $20,233.

4.  STOCKHOLDERS’ EQUITY

On May 1, 2010 all 104,000 outstanding stock options were exercised at their exercise price of $0.40 apiece, for a total of $41,600.

At their annual meeting on May 3, 2010, our stockholders approved a reverse stock split of our no par value common stock.  Every two shares of common stock were combined into one share.  No fractional shares were issued as a result of the reverse stock split.  Instead, each resulting fractional share of common stock was rounded to the nearest whole share.  The reverse stock split reduced the number of shares of common stock outstanding from 4,844,832 to 2,422,416 (which gives effect to the options exercised on May 1, 2010 as described above).  The total number of authorized shares of common stock continues to be 50,000,000, with no change in the par value per share of $0.  All shares and per share data in the accompanying financial statements reflect the effects of the 1-for-2 reverse stock split that became effective on May 3, 2010.

Also at their annual meeting on May 3, 2010, our stockholders voted to support a warrant distribution consisting of 1 warrant for each then outstanding share of common stock, or a total of 2,422,416 warrants.  Each warrant is exercisable at $1.00 apiece until May 3, 2020, with a 6% commission to be paid to broker-dealers participating in the exercise of the warrants.  Since the warrants will not be issued to the stockholders until a registration statement is filed with and has been declared effective by the Securities and Exchange Commission, no effect has been given in these financial statements as a result of dilution resulting from the exercise of the warrants.  When the warrants are issued, we estimate that the common stock of $4,277,497 will be reduced by $605,604 ($0.25 per warrant), and a warrant amount will be added to the Shareholders’ Equity section of our balance sheet for the same amount.  This amount is based on our calculation of the fair value of the warrants, which was derived by applying the Black Scholes formula. In calculating fair value under the Black Scholes formula, we used a stock price of $0.64 per share which is derived from a single arm’s-length sale of 50,000 shares in May 2010, the exercise price of $1.00 apiece, the term of 10 years, an estimated volatility of 37%, a dividend rate of $0, and a bond equivalent yield of 2.63%. The sale on which this calculation is based represents the only recent sale of our common stock. The estimated volatility was based upon data from similarly situated publicly traded companies, and the bond equivalent yield was based on the Constant Maturity Treasury (“CMT”) rate published by the Department of Treasury as of November 2, 2010. This valuation was performed only for the purpose of calculating Shareholders’ Equity and should not be used for any other purpose. We may adjust the calculation based on the CMT rate at the time we record the issuance of the warrants and any additional information that becomes available, if and to the extent we determine that making such adjustments will increase the accuracy of the valuation.

5.  COMMITMENTS AND CONTINGENCIES

On May 1, 2010 we amended and extended our facilities lease, which, when added to our existing space, provides us with 11,655 square feet of office and manufacturing/warehouse space.  Under the new lease agreement, which contains cancellation terms of 180 days written notice on or after October 31, 2010 and upon remittance of any unamortized tenant improvements made by the landlord in excess of $16,000, and which runs through April 30, 2015, we are obligated to pay a total of $531,975, at monthly rates of $8,350 during the first year, increasing to $9,398 in the fifth year, or an average of $8,866 per month over the life of the lease.

At September 30, 2010, we had paid 2 installments of the Technology Transfer Agreement described in Note 2.  We expect to pay the third installment during prior to December 31, 2010.

6. LINE OF CREDIT

In May, 2010, we extended our line of credit for $150,000 with Citywide Bank.  The credit facility will mature on May 11, 2011, and the interest rate is calculated at the prime rate plus 1%.

7.  SUBSEQUENT EVENTS

We evaluated all of our activity and concluded that no subsequent events have occurred that would require recognition in our financial statements or disclosed in the notes to our financial statements.

LIFELOC TECHNOLOGIES, INC.
WARRANTS TO PURCHASE UP TO 2,422,416 SHARES OF COMMON STOCK
(TOGETHER WITH THE SHARES ISSUABLE UPON EXERCISE THEREOF)

PROSPECTUS

Dealer Prospectus Delivery Obligation

Until _____, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of the issuance and distribution of the securities registered under this prospectus are denoted below. Please note that all amounts are estimates other than the Commission’s registration fee.

Amount to be paid

Approximate SEC Registration Fee	$173
Transfer agent fees	$5,000
Accounting fees and expenses	$32,500
Legal fees and expenses	$40,000
Miscellaneous	$2,000

Total	$79,673

We will pay all expenses of the offering listed above from cash on hand.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are organized under the laws of the State of Colorado.  Our officers and directors are indemnified as provided by the General Laws of Colorado, our Articles of Organization, and our By-laws. The General Laws of Colorado provide that we must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of our Company against reasonable expenses incurred by him in connection with the proceeding.

In addition, we may indemnify a director against liability incurred in a proceeding if:

(1)(i) he conducted himself in good faith; (ii) he reasonably believed that his conduct was in the best interests of our Company or that his conduct was at least not opposed to the best interests of our Company; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or

(2) he engaged in conduct for which he shall not be liable as provided in our Articles of Organization which may limit personal liability of a director as provided in the General Laws of Colorado.

Under the General Laws of Colorado, a director’s conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement that his conduct was at least not opposed to the best interests of the corporation. Unless ordered by a court as provided in the statute, we may not indemnify a director if his conduct did not satisfy the standards set forth above.

The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director did not meet the relevant standard of conduct described the General Laws of Colorado.

Our Articles of Organization, as amended, provide that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Colorado Business Corporation Act as in effect at the time such liability is determined. Our By-Laws provide that we shall indemnify our directors and officers to the full extent permitted by the laws of the State of Colorado against all liabilities and expenses except with respect to any matter as to which he or she shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of our Company or in the best interests of the participants or beneficiaries of an employee benefit plan. In addition, we hold a Director and Officer Liability and Corporate Indemnification Policy.

RECENT SALES OF UNREGISTERED SECURITIES

We have had no sales of unregistered securities in the last 5 years, except key employee stock option exercises. The sales pursuant to employee stock option exercises are exempt from registration pursuant to Section 4(2) of the Securities Act.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits

The exhibits listed below are filed with or incorporated by reference in this report.

Exhibit No.	Description of Exhibit
3.1	Articles of Incorporation, dated as of December 29, 1983 **
3.2	Articles of Amendment to the Articles of Incorporation, dated as of July 10, 1986 **
3.3	Articles of Amendment to the Articles of Incorporation, dated as of August 18, 1986 **
3.4	Articles of Amendment to the Articles of Incorporation, dated as of April 18, 1988 **
3.5	Articles of Amendment to the Articles of Incorporation, dated as of April 1, 1991 **
3.6	Articles of Amendment to the Articles of Incorporation, dated as of May 10, 1993 **
3.7	Articles of Amendment to the Articles of Incorporation, dated as of May 11, 1992 **
3.8	Articles of Amendment to the Articles of Incorporation, dated as of November 17, 1997 **
3.9	Articles of Amendment to the Articles of Incorporation, dated as of July 15, 1998 **
3.10	Articles of Amendment to the Articles of Incorporation, dated as of April 1, 1994 **
3.11	Bylaws **
4.1	Form of Certificate representing Common Stock **
4.2	Form of Common Stock Warrant Agreement and Certificate
4.3	Form of Selling Agent Agreement
5.1	Opinion of Davis Graham & Stubbs LLP*
10.1	2002 Stock Option Plan **
10.2	Lease by and between Lifeloc Technologies, Inc. and Ward West Properties LLC, dated December 12, 2006 **
10.3	First Lease Amendment and Extension, dated May 1, 2010, to the Lease by and between Lifeloc Technologies, Inc. and Ward West Properties LLC, dated December 12, 2006 **
10.4	Contract No. 071B0200005 between the State of Michigan and Lifeloc Technologies, Inc., dated October 5, 2009 **
10.5	Technology Transfer Agreement *
10.6	Form of Standard Distribution Agreement
10.7	Business Loan Agreement between Lifeloc Technologies, Inc. and Citywide Banks, dated May 11, 2010, as amended
23.1	Consent of Eide Bailly LLP
23.2	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)*

* To be filed by amendment.
** Previously filed.

UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)  To supplement the prospectus, after the expiration of the warrants, to set forth the results of the warrant offer.

(8)  To make prompt delivery of certificates in such denominations and registered in such names as required by the terms of exercise of any warrant exercised during the warrant exercise period.

(9)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wheat Ridge, State of Colorado, on November 8, 2010.

LIFELOC TECHNOLOGIES, INC.

By:	/s/ Barry R. Knott

Barry R. Knott
Chief Executive Officer, President and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Barry R. Knott and Vern D. Kornelsen, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Barry R. Knott	Director, Chief Executive Officer, President, and Treasurer	November 8, 2010
Barry R. Knott

/s/ Mark A. Lary	Vice President, Operations	November 8, 2010
Mark A. Lary

/s/ Vern D. Kornelsen	Director, Chairman, Secretary and Chief	November 8, 2010
Vern D. Kornelsen	Financial Officer

/s/ Kristie L. LaRose	Vice President, Administration and Finance	November 8, 2010
Kristie L. LaRose

/s/ Robert D. Greenlee	Director	November 8, 2010
Robert D. Greenlee

/s/ Robert H. Summers	Director	November 8, 2010
Robert H. Summers